UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015 (June 19, 2015)

Mariposa Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55239	47-1201309
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

888 Prospect Street
La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 263-2700

ANDES 2 Inc.

6803, The Center

99 Queens Road, Central, Hong Kong

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to our ability to raise sufficient capital to finance our planned operations, market acceptance of our technology and product offerings, our ability to attract and retain key personnel, our ability to protect our intellectual property, and estimates of our cash expenditures for the next 12 to 36 months. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this current report sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

EXPLANATORY NOTE

This current report is being filed in connection with a series of transactions consummated by the registrant and certain related events and actions taken by it.

This current report responds to the following items on Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 3.02	Unregistered Sales of Equity Securities.

Item 4.01	Changes in Registrant’s Certifying Accountant.

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 5.06	Change in Shell Company Status.

Item 9.01	Financial Statements and Exhibits.

As used in this current report and unless otherwise indicated, the terms the “Company,” “we,” “us,” and “our” refer to Mariposa, Inc. after giving effect to our purchase of all issued and outstanding shares of Mariposa Health Limited and the related transactions described below, unless the context requires otherwise.

Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2015, the registrant, f/k/a ANDES 2 Inc., a Delaware corporation (“Mariposa US” or the "Company"), entered into a Share Purchase Agreement with Mariposa Health Limited, an unlisted public company formed under the laws of Australia (“Mariposa Australia”). For a description of the material terms of the agreement, reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 19, 2015, Mariposa US entered into a Share Purchase Agreement (the “Purchase Agreement”) by and between Mariposa US and Mariposa Australia. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1.

As used in this Current Report on Form 8-K, all references to the “Company,” “we,” “our” and “us” for periods prior to the closing of the Purchase refer to Mariposa US, and references to the “Company,” “we,” “our” and “us” for periods subsequent to the closing of the Purchase refer to Mariposa Australia. Information regarding Mariposa US, Mariposa Australia and the principal terms of the Purchase are set forth below.

The Purchase

The Purchase. On June 19, 2015, Mariposa US entered into the Purchase Agreement with Mariposa Australia.

Pursuant to the Purchase Agreement, at closing, stockholders of Mariposa Australia received one share of Mariposa US’s common stock for each issued and outstanding share of Mariposa Australia’s common stock. As a result, at closing Mariposa US issued 7,561,211 shares of its common stock to the stockholders of Mariposa Australia and reserved 438,789 additional shares of its common stock or a total of 8,000,000 shares of its common stock should holders of warrants issued by Mariposa Australia to certain lenders exercise their rights to acquire up to 438,789 shares of Mariposa US shares of common stock, representing 80% of Mariposa US’s outstanding common stock or 10,000,000 shares of common stock on a fully diluted basis following the Purchase.

The issuance of shares of common stock to holders of Mariposa Australia’s capital stock in connection with the Purchase was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares will contain a legend with a statement to that effect.

Other than those relationships discussed under “Certain Relationships and Related Transactions,” there is no material relationship between Mariposa US and Mariposa Australia, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

Changes Resulting from the Purchase. We intend to carry on Mariposa Australia’s business as our sole line of business. We have entered into a temporary office arrangement at 888 Prospect Street, La Jolla, CA San Diego, California 92037, and our telephone number is (858) 263-2700.

Changes to the Board of Directors. Immediately following the execution of the Purchase Agreement and pursuant to the terms of the Purchase Agreement, Curtis Riley, Mariposa US’s sole director and its President and Secretary, resigned, and immediately prior to his resignation appointed Dr. Phillip Comans, Kevin Lynn and Margaret Bridges as directors of Mariposa US, effective at the effective time of the Purchase.

Our board of directors will be divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2016 for the Class I directors, 2017 for the Class II directors and 2018 for the Class III directors. Officers are elected by the Board of Directors and serve at the discretion of the Board.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement which is filed as exhibit 10.1 to this Current Report on Form 8-K.

Accounting Treatment; Change of Control. The Purchase is being accounted for as a “reverse merger,” since the stockholders of Mariposa Australia own the majority of the outstanding shares of Mariposa US common stock immediately following the Purchase. Mariposa Australia is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Purchase will be those of Mariposa Australia and will be recorded at the historical cost basis of Mariposa Australia, and the consolidated financial statements after completion of the Purchase will include the assets and liabilities of Mariposa US and Mariposa Australia, historical operations of Mariposa Australia and operations of Mariposa Australia from the closing date of the Purchase. Except as described in the previous paragraphs, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our Board of Directors and, to our knowledge, no other arrangements exist that might result in a change of control of the Company. Further, as a result of the issuance of the shares of common stock pursuant to the acquisition, a change in control of the Company occurred as of the date of consummation of the Purchase. We continue to be an “emerging growth company,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Purchase.

Description of our Company

We were incorporated under the laws of the State of Delaware on June 23, 2014 with the intention to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business. On December 8, 2014, our sole officer and director, Richard Chiang, entered into a Share Purchase Agreement pursuant to which he sold 10,000,000 shares of our common stock that he owned to Expert Capital Investments Limited for an aggregate purchase price of $40,000. These shares represented 100% of our issued and outstanding common stock.. Effective upon the closing date of the Share Purchase Agreement, Expert Capital Investments Limited became our sole stockholder. On March 5, 2015, we filed an Amended and Restated Certificate of Incorporation under which we changed our name to Mariposa Health, Inc. and effected a 1:5 reverse split to reduce our outstanding shares of common stock from 10,000,000 shares to 2,000,000 shares and to authorize a classified Board of Directors. Under a classified Board of Directors, directors serve staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified Board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our Company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years. We then merged with Mariposa Australia as discussed above. After the Purchase, we succeeded to the business of Mariposa Australia as our sole line of business.

Mariposa Australia acquired its oral anti-inflammatory and anti-oxidant drug, TA-270, from Activus Pharma of Japan for JPY55,000,000 or $733,083 on August 16, 2010 under the terms of an Assignment Agreement. The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the Assignment Agreement which are filed as exhibit 10.2 to this Current Report on Form 8-K.

On February 24, 2014 we purchased 100% of the outstanding shares of stock of Hunter Immunology Pty. Limited ("Hunter Immunology"), an Australian corporation, from its parent, Bioxyne Limited. As a result of this acquisition, Hunter Immunology became our wholly owned subsidiary. Hunter's principal asset was HI-1640V, a product to address chronic obstructive pulmonary disease ("COPD"), including bronchitis and emphysema. We paid AUD$156,979 and issued 1,969,697 of our shares of common stock to Bioxyne Limited to acquire Hunter Immunology. Under the terms of the acquisition agreement Bioxyne Limited shall receive an additional AUD$1,000,000 upon our achieving certain milestones through February 2019 related to advancing commercialization of HI-1640V, payable in cash or our shares of common stock, the number of such shares to be based upon a share price equal to the 30 day VWAP immediately prior to the milestone date. In addition, under the terms of a Royalty Agreement among us, Hunter Immunology and Bioxyne Limited, we will pay Bioxyne Limited an ongoing royalty based upon the successful sale, licensing or commercialization of the HI-164OV technology. The foregoing description of the Share Sale and Purchase Agreement and the Royalty Agreement does not purport to be complete and is qualified in its entirety by reference to the these agreement which are filed as exhibits 10.3 and 10.4, respectively, to this Current Report on Form 8-K.

On June 7, 2015 we entered into an Exclusive License Agreement (the "License Agreement") with Shanxi Kangbao Biological Product Co., Ltd. ("Shanxi") under which we granted to Shanxi an exclusive license to manufacture, trial, produce, make, use, distribute, offer for sell, import and export, market, sell, hire out, lease, supply, or otherwise dispose of our oral vaccine HI-164/HI-164OV product in in China, Taiwan, Macao and Hong Kong in return for (i) milestone payments of up to AUD$8,291,819 (USD$6,440,498), of which the first payment of AUD$1,242,327 (USD$964,723) will be made seven days from approval of the Chinese Government for release of these funds, and (ii) potentially significant royalties based upon net sales of our oral vaccine HI-164/HI-164OV product in China, Taiwan, Macao and Hong Kong. All payments under the License Agreement shall be made in renminbi. The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement which is filed as exhibit 10.5 to this Current Report on Form 8-K.

Description of Our Business

Mariposa Australia is a pharmaceutical R&D company with two projects in mid-Phase II clinical development to treat COPD and asthma. We were formed in 2008 under the laws of Australia.

Market Opportunity

COPD is a disease of faulty inflammatory processes within the lungs. The global incidence of airways diseases like COPD is growing and is associated with smoking and airborne pollution. If left untreated, COPD increases the risk of heart attack, stroke, pneumonia, lung cancer, osteoporosis and depression. Datamonitor estimates the global market prevalence of COPD to be 111 million people, with only 14 million people being treated, and 56 million people globally treated for asthma each year. Datamonitor further estimated sales to treat COPD at $8.6 billion. The two market leading drugs, Spiriva (Boehringer Ingelheim) and Advair (GlaxoSmithKline) have combined annual revenue of $5.4 billion from COPD alone (Datamonitor, Jan. 2014). COPD is a critical area for national health authorities due to the high mortality rate and major costs of hospital admissions. Current best treatments with the leading drug sellers, Spiriva and Advair, still allow for 60-80% of expected exacerbations to occur In the development of our proprietary drugs we have identified what we believe are a number of market gaps that we intend to address:

•

Lack of anti-inflammatory treatment – COPD is primarily a disease of inflammatory processes, yet the current anti-inflammatory approach to COPD is limited to steroids and PDE4 inhibitors with limited therapeutic effects and unwanted side effects.

•	An alternate to steroids for chronic combination therapy – Steroid tolerance is well documented in COPD, and this is reflected in the observation that the effect of Advair (long acting beta agonist ("LABA") in addition to inhaled corticosteroids (" ICS")) on exacerbations is only marginally better than LABA alone.

•	Failure to arrest disease progression – COPD is a self-inducing progressive disease. Disease progression is not addressed by current drugs.

•	Minimal effect of current drugs on exacerbations – In COPD, the drugs Spiriva and Advair reduce exacerbations by 20%-40%, indicating that 60%-80% of expected exacerbations will continue to occur despite current optimal treatment. Exacerbations are associated with increased medical intervention and hospital admissions, and are major costs to health funds and governments.

In recent Phase II clinical trials, our two products have been shown to improve the outcomes for patients with COPD in addition to any benefit found with existing treatments, in some cases dramatically. Details of study designs and clinical results are shown below under the heading, "Development Status".

Strategy

Expedite clinical development, regulatory approval, and commercialization of our COPD product candidates. We plan to begin a Phase II trial for TA-270 in 2015 with a potential to move to a Phase 2b trial in 2016 depending on the time of obtaining sufficient funding. We plan to begin a Phase IIb trial for HI-164OV in 2015 or 2016 with a potential to move to a registration trial in 2017 or 2018, also depending on the time of funding. Trials may be conducted in the United States, the European Union ("EU") or Australia depending on clinical and regulatory conditions. We believe data from these trials, if positive, may lead to U.S., EU or Australian regulatory approval for the treatment of COPD after completing Phase 3 trials. If successful in Phase 2 clinical trials, we plan to partner TA-270 and HI-164OV product candidates with a large pharmaceutical company or biotechnology company to undertake Phase 3 clinical trials and to gain regulatory approvals in the United States and elsewhere. Alternatively, if funding is available on suitable terms the commercial strategy could involve our undertaking Phase 3 clinical trials before partnering. We expect that data from clinical trials, whether conducted in the United States, EU or Australia, will form part of the regulatory package for each of these territories.

Minimize Overhead Costs. Our operational model is to minimize overhead costs by having a small product development staff to manage third parties in the development process.

Reduce Commercialization Expenses. To reduce financial risk and financing requirements, we are directing our resources to the preclinical and early clinical phases of development. We plan to co-develop with or to outlicense to marketing partners our therapeutic product candidates where the size of the necessary clinical studies and the cost associated with the later clinical development phases are significant. By forming strategic alliances with pharmaceutical and/or biotech companies, we believe that our technology can be more rapidly developed and successfully introduced into the marketplace.

Leverage Existing COPD Therapies. We believe there is a significant opportunity for an existing pharmaceutical company that is already supplying drugs to address COPD to add additional treatment therapies or to complement their existing drugs by adding our products to their range of products if we are able to validate the compound through Phase II trials.

Our Product Offerings

We provide two technologies that enter new space in the treatment of COPD and are complementary to the use of the drugs of the incumbent pharmaceutical companies: TA-270 and HI-164OV.

TA-270

TA-270 has a dual mode of effect of anti-oxidant and anti-inflammatory for moderate to severe COPD and moderate to severe asthma with the potential to either replace or assist the use of corticosteroids. In addition, we believe that it has the potential for use in alternate dose forms (e.g., inhaled) to provide combination products, potentially making us a more attractive partner for larger pharma companies.

The key attributes of TA-270 are its ability to serve as an anti-oxidant by inhibiting peroxynitrite and an anti-inflammatory by inhibiting 5-LO. Peroxynitrite is a potent and versatile oxidant that can attack a wide range of biological molecules, including DNA, proteins, and lipids, leading to cellular damage and cytotoxity, and is a crucial pathogenic mechanism in conditions such as COPD and asthma. Pre-clinical data shows that TA-270 is 10 times more potent than n’acetylcysteine ("NAC") in reducing peroxynitrite. NAC is the current standard free-radical inhibiting agent (active substance of Mucomyst®). A recent study showed high dose NAC to be effective in increasing the amount of air that a person can forcefully exhale in one minute as measured by spirometry ("FEV1") by 25-75% and reducing the exacerbations in COPD.

TA-270 also inhibits 5-lipoxyoxygenase ("5-LO"), acting primarily through the LTB-4 pathway. The inhibition of 5-LO is associated with the reduction in Leukotriene-Type B4 ("LTB-4") and associated reduction in neutrophils, a source of ROS/RNS free radicals in the airways. Leukotriene production is usually accompanied by the production of histamine and prostaglandins, which also act as inflammatory mediators. One of their roles (specifically, leukotriene D4) is to trigger contractions in the smooth muscles lining the bronchioles; their overproduction is a major cause of inflammation in asthma. Thus TA-270 acts both directly on the inflammatory process and on the anti-oxidant cascade. In this way, we believe that it has significant potential to reduce disease progression in COPD.

Pre-clinical data with TA-270 shows it to be equivalent to zileuton, the only 5-LO inhibitor currently licensed for human use in treating asthma, but without the liver toxicity seen with Zileuton, the active substance of Zyflo®. Zileuton is an orally active inhibitor of 5-lipoxygenase, and thus inhibits leukotrienes formation. Zileuton is used for the maintenance treatment of asthma. Zileuton was introduced in 1996 by Abbott Laboratories and is now marketed by Cornerstone Therapeutics Inc. under the brand name Zyflo.

TA-270 has not shown liver toxicity seen with Zileuton and it is believed that this is due to differences in medicinal chemistry. It has been reported that the hepatotoxicity of Zileuton is attributed to a hydroxy-urea structure rather than 5-LO inhibition. TA-270 does not have hydroxy-urea and hepatotoxicity was not noted in toxicology studies (in five mammalian species) nor in human studies in over 400 subjects with TA-270.

HI-164OV

HI-164OV (oral therapeutic and preventative) is a vaccine to prevent exacerbations of moderate to severe COPD and moderate to severe asthma. HI-164OV stimulates the immune system to fight the incidence and severity of acute bronchitis in patients with COPD. It acts through the mucosal immune system which is the body's first line of defence against pathogens. Mucosal membranes form a protective barrier between the interior of the body and the outside environment. These barriers line the surfaces of your eyes, ears, nose, sinuses, mouth, throat, gastrointestinal tract, respiratory tract, urogenital tract, and the vaginal tract.

HI-164OV is a bacterial vaccine using whole cell killed non-typeable Haemophilus influenza (NTHi). Acting through the mucosal immune system, HI-164OV has both specific effects on bacterial H. influenzae and non-specific effects with the induction of lysozymes and phagocytic activity to reduce colonisation by other bacterial species found in the airways. The pathogenesis of COPD appears to involve two aspects, an aspect that induces a chronic faulty inflammatory process and a second where the inflammatory process is confounded by chronic bacterial colonisation of the airways. Bacterial colonisation contributes to the chronic abnormal inflammatory status and invokes recurrent episodes of acute bronchitis. The dominant species of bacteria to colonise the airways in COPD is H. influenzae. Following oral administration of HI-164OV, antigen-specific T-cells are generated in the gut-associated lymphoid tissue, specifically the Peyer's patches. These cells 'home' to the bronchus mucosa where they recruit and activate phagocytic cells that reduce the Haemophilus load in the lung and reduce associated lung inflammation.

This proposed mechanism of action for HI-164OV is supported by animal and clinical studies and can now be linked to stimulation of NTHi-specific T-helper 1 (Th1) and Th17 cells. Th1 cells regulate the immune system by activating macrophages to destroy intracellular pathogens. While specific IgA antibody responses are commonly produced as a result of antigenic stimulation of the Peyer’s patches, only a small increase in specific IgA has been detected in serum and saliva in response to HI-164OV in man, and none has been detected in laboratory rodents after dosing with HI-164. In a Phase 1 study, there was no increase in serum IgG antibody in the active treatment group indicating that the live bacteria were prevented from reaching the lower airways. There is no evident role for systemic antibody in the protective action of HI-164OV. Thus HI-164OV acts through the mucosal immune system rather than through systemic antibodies.

A role for Interferon Gamma (IFNγ) secreting Th1 cells in protection against respiratory infection has been demonstrated. Recently discovered Th17 cells have been shown to be a distinct lineage from Th1 and Th2 cells and evidence suggests Th17 cells mediate protective immunity against various pathogens at different mucosal sites. Both IFNγ and Interleukin 17 (IL-17) levels in the lung are associated with resolution of infection challenge in mouse studies.

Development Status

TA-270

Nine clinical trials completed (Asian and Caucasian subjects); 5 Phase 1 and 4 Phase II trials; over 400 subjects treated with active drug.

Trials have been undertaken in Japan, Europe and the UK. Regulatory approval to conduct clinical trials has been obtained by regulatory authorities in each of these territories.

Key trial (TA-007):

Open label, exploratory study in moderate to severe COPD, 28 days duration, conducted in 13 patients in the UK. All patients continued to take current treatments (e.g. Advair or Spiriva).

Effect on biomarkers: LTB-4, sputum neutrophils

Increase FEV1 is associated with an effect on LTB-4 or 8-isoprostane (marker of anti-oxidant effects); Increase FEV1 from baseline of 156 to 205mL.

Safety results

Considering all Phase 2 studies, TA-270 was generally well tolerated.

No treatment differences were noted in Serious Adverse Events (SAE’s), for example, in one study (TA-005) in mild asthma patients only 2 SAEs were noted and both were considered by the investigators to be unrelated to study drug. One patient had asthma exacerbation that required hospitalisation while another had an increase in blood pressure that required hospitalisation.

Treatment emergent adverse events considered to be related to study drug included: nausea (4 patients), headache (3), vomiting (2), abdominal pain (2), insomnia (2) and dyspepsia (2). Thus the incidence of adverse events was low in a study of 368 patients where 226 patients were on active treatment.

HI-164OV

Four clinical trials completed; 1 Phase 1 and 3 Phase II trials. 350 subjects treated with active drug. All studies were undertaken in Australian study sites.

Key trials (HI-002/004 and HI-005)

Double blind, placebo controlled trials in mild to severe COPD of six and nine months’ duration. Patients with mild disease were a mix of those on monotherapy and those on existing treatments. All patients with moderate to severe COPD (Studies HI-002 and HI-005) were continued on background medication, mainly Advair or Spiriva, or others from the same therapeutic class.

In one study, HI-005, no difference between active and placebo was found in the primary analysis of the total population. Post hoc analysis showed statistical benefit in patients under 65 years of age and in the total population excluding males over 65 years of age. Patients in Study HI-005 carried less H. influenza at study entry than the earlier study (HI-002/004), which may be required to “prime” the vaccine effects, and included sites with an excess of severe emphysema. We concluded that HI-164OV is better suited to prevention of acute exacerbations of chronic bronchitis, a component of COPD, and in patients under 65 years of age.

The measure of an exacerbation of COPD has changed within the medical literature over the past several years. Literature now defines COPD exacerbations according to medical intervention (i.e. doctor visits, hospital admissions, use of antibiotics or corticosteroids to treat exacerbations. This has resulted in a post-hoc analysis of the Combined study (HI-002/004) using medical intervention as the measure of an exacerbation rather than the subjective measure of patient recall.

Strongest effects in both the combined study (HI-002/004) and study HI-005 was in patients under 65 years while evidence in Study HI-005 also showed more benefit in females. Note that this population represents 75% of the total COPD population.

In patients under 65 years of age, there was a reduction in the number of patients having exacerbations by 30% to 35% and a reduction in the number of exacerbations by 30-52%. In the combined analysis of studies HI002/004, the effects were similar in patients less than 65 years of age and in the population as a whole, although there was some additional benefit in patients less than 65 years of age. The age difference is thought to be due difference in immune effectiveness in aging populations. However, it remains to be tested whether the drug candidate is effective in an older population in a season with higher levels of background H. influenzae or in patients with a history of recurring acute bronchitis.

Safety results

Considering all Phase 2 studies, HI-164OV was generally well tolerated.

In the Combined study HI-002/004, no Treatment emergent adverse events were reported as being drug-related. A total of 4 patients (of 140 in the analysis) in the Combined study were discontinued from treatment, 2 each from the placebo and active treatment groups.

Treatment emergent adverse events associated with respiratory symptoms such as nasopharyngitis, respiratory tract infection, lower respiratory tract infection, and cough were similar in frequency between the active and placebo groups. The TEAEs of infective exacerbations of COPD, asthma, seasonal allergy, COPD, dyspnea, and wheezing, all associated with respiratory tract disorders and infections, when combined were 2.7 times more frequent in placebo patients (38 TEAEs) than in HI-164OV patients (14 TEAEs) (Study HI-002/004). No TEAE was considered to be definitely related to study medication. The safety evaluation of Study HI-005 is yet to be completed and so we cannot be certain whether the safety results of that study will be similar or differ to these observatons. .

Development Plan

A-270

Oral dose form:

Study is anticipated to be multi-center, and may be conducted in the US. UK or Australia

IND

Phase II dose-finding in COPD assessing effects on FEV1, followed by

Phase IIb trial in COPD

Pre-clinical design & development program (inhaled dose form)

HI-164OV

Study is anticipated to be multi-center and conducted in the United States, United Kingdom or Australia

IND

Phase IIb study (EU/AUS)

Patents and Trademarks

We have an extensive patent family in place for the indicated compounds. These include:

TA-270: Four patent families, expiring through to 2025 before further extensions; other IP to be patented.

HI-164OV: Four patent families, expiring through to 2029 before extensions.

MH-003: Pre-clinical preventative treatment for nasal carriage of S. aureus and associated respiratory sleep disturbances (i.e. snoring).

Our technology is protected by the following patents:

Product	Patent family	Purpose	Status	Expiry
TA-270	1	Substance Certain indications	Granted in US, EU	10/2016
	2	Substance production	Granted in US, EU	9/2019
	3	Improved substance	Granted in US, EU	6/2022
	4	Indication: COPD	Granted	12/2025
MH-003		Indication: Respiratory sleep disturbances	International phase	10/2029
HI-164	1	Isolate selection	Granted in US, EU	8/2025
	2	Probiotic additive	Granted in US, EU	5/2021
	3	Indication: asthma	Pending in US, EU	3/2028
	4	Commercial isolates	Pending in US, EU	9/2029

Competition

The pharmaceutical and biotechnology industry is characterized by intense competition, rapid product development and technological change. Competition is intense among manufacturers of prescription pharmaceuticals and other product areas where we may develop and market products in the future. Most of our potential competitors are large, well established pharmaceutical, chemical or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. Our potential products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions to be addressed by our developments, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our potential competitors. Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments. We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or with the assistance of major health care companies in areas where we are developing product candidates. We are aware of certain development projects for products to treat or prevent certain diseases targeted by us, and the existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by us.

Even if our products are fully developed and receive required regulatory approval, of which there can be no assurance, we believe that our products can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area. Consequently, we do not currently plan to establish an internal marketing organization. By forming strategic alliances with major and regional pharmaceutical companies, management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace.

Companies working on therapies and formulations that may be competitive with our TA-270 and HI-1640V products for treating COPD include Boehringer Ingelheim that produces Spiriva and GlaxoSmithKline which produces Advair, the two leading drugs used to treat COPD.

Research and Development

We continue to develop and enhance the features and performance of our products and introduce new products by extensive research and development activities. Three of our four employees devote at least a portion of their time to research and development activities. We intend to increase the number of employees with time devoted to research and development with additional financing.

Employees

We have three employees. We plan to add another four full-time scientists devoted to research and development pending funding. Two of our employees are members of management. To the best of our knowledge, we are in compliance with local prevailing wage, contractor licensing and insurance regulations. None of our employees is represented by any collective bargaining agreement, and our relationship with our employees is good.

Legal Proceedings

We are not aware of any pending legal proceedings against us.

Property

We have entered into a virtual office lease agreement with Regus at 888 Prospect Street, La Jolla, CA 92037 at a monthly cost of $299 that expires July 31, 2015. We believe that our facilities are adequate for our needs and that additional space is readily available should we need it.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•	Reduced disclosure about our executive compensation arrangements;

•	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

•	Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision. Therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Management’s Discussion and Analysis OF FINANCIAL CONDITION AND RESULTS of OperationS

The information set forth and discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations is derived from the Financial Statements of Mariposa Australia and the related notes thereto which are included as exhibits to this current report. The following information and discussion should be read in conjunction with such Financial Statements and notes. Additionally, this Management’s Discussion and Analysis or Plan of Operation constitutes forward-looking statements. We encourage you to review our “Cautionary Note Regarding Forward-Looking Statements” at the front of this current report, and our “Risk Factors” set forth above.

Overview

We were formed in June 2014 to pursue a business combination. On December 8, 2015 our sole shareholder, Richard Chiang, entered into the Purchase Agreement with Expert Capital Investments Limited which acquired all our issued and outstanding shares of our common stock, elected a new Board of Directors and appointed new management. On June 19, 2015, we entered into the Purchase Agreement with Mariposa Australia. Following the Purchase, we changed our name to “Mariposa Health, Inc." Mariposa Australia was formed in 2008 and is an Australian unlisted public company meaning that under the Corporations Act 2001 of Australia it is able to sell to an unlimited number of shareholders but is not listed on the Australian Stock Exchange. Mariposa Australia is a clinical stage biotech company formed in 2003 that started with a single piece of intellectual property for staph-associated snoring and sleep disturbances and built its portfolio through acquisition, re-positioning in the fields of COPD and asthma. On June 7, 2015 we entered into the License Agreement with Shanxi Kangbao Biological Product Co., Ltd. under which we granted to Shanxi an exclusive license to manufacture, trial, ,produce, make, use, distribute, offer for sell, import and export, market, sell, hire out, lease, supply, or otherwise dispose of our oral vaccine HI-164/HI-164OV product in in China, Taiwan, Macao and Hong Kong in return for (i) milestone payments of up to AUD$8,291,818.96 (USD$6,440,497.85), of which the first payment of AUD$1,242,327.27 (USD$964,723.29 ) will be made seven days from approval of the Chinese Government for the release of these funds, and (ii) potentially significant royalties based upon net sales of our oral vaccine HI-164/HI-164OV product in China, Taiwan, Macao and Hong Kong.

After the Purchase, we succeeded to the business of Mariposa Australia as our sole line of business.

Included in this Form 8-K filing are the audited financial statements of the predecessor entity, Mariposa Australia, as of June 30, 2014 and 2013 and the interim consolidated financial statements of Mariposa US. as of March 31, 2015. We have also included in this Current Report on Form 8-K the pro forma financial statements of Mariposa US as of March 31, 2015 for comparison purposes to illustrate the effect of the combination of the business of Mariposa Australia with Mariposa US.

The following is a discussion of: (i) for Mariposa Health Australia, our results of operations and financial condition for the year ended June 30, 2014 as compared to the year ended June 30, 2013; (ii) for Mariposa US our results of operations and financial condition for the three month period ended March 31, 2015 as compared to the pro forma results for the three month period ended March 31, 2015; (iii) for each of Mariposa Australia and Mariposa US, our liquidity and capital resources; (iv) off-balance sheet arrangements and (v) critical accounting policies.

Fiscal Year

The fiscal year of Mariposa US. ends on December 31. The fiscal year of our predecessor entity ended on June 30. Reference in this Current Report on Form 8-K to a fiscal year is reference to the fiscal year ended June 30. For example, references to fiscal 2014 refers to the fiscal year ended June 30, 2014.

For the fiscal years ended June 30, 2014 and 2013

Mariposa Australia

Result of Operations:

Note: The following discussion and analysis is in US Dollars rather than Australian Dollars unless indicated otherwise. .

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We rely on historical experience and on other assumptions we to be reasonable under the circumstances in making our judgment and estimates. Actual results could differ from those estimates. We consider our critical accounting policies to be those that are complex and those that require significant judgments and estimates, including the following: recognition of revenue, capitalization of software development costs and income taxes.

The operations of the Company are governed by the provisions of the Company’s Bylaws.

Principles of Consolidation and Reporting

The Company presents its financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned Subsidiary. All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amount of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. The estimates that are particularly significant to the financial statements include estimates of the Company’s future cash flows in relation to exploration on its properties, depreciation, depletion and amortization, operating expenses, fair values of assets and liabilities. As fair value is a market-based measurement, it is determined based on the assumptions that market participants would use. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. Actual results could differ from these estimates. Any changes in estimates resulting from continuous changes in the economic environment will be reflected in the financial statements in future periods.

Foreign Currency Translation and Comprehensive Income (Loss)

The accounts of our wholly owned Subsidiaries are maintained, and its financial statements are expressed, in Australian Dollars (“AUD”). Such financial statements are translated into United States Dollars (“USD”) with the AUD as the functional currency. All assets and liabilities are translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents. Outstanding checks in excess of funds on deposit are included in “accounts payable and accrued expenses” on the consolidated balance sheets and are classified as financing activities on the consolidated statements of cash flows.

Intangible Assets

Mariposa evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset group may not be recoverable. The Company assesses the fair value of the assets based on the amount of the undiscounted future cash flow that the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flow expected to result from the use of the asset, plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When Mariposa identifies an impairment, the Company reduces the carrying value of the group of assets to comparable market values, when available and appropriate, or to its estimated fair value based on a discounted cash flow approach.

Intangible assets, such as purchased technology, are generally recorded in connection with a business acquisition. The value assigned to intangible assets is usually based on estimates and judgments regarding expectations for the success and life cycle of products and technology acquired. Mariposa evaluates the useful lives of its intangible assets each reporting period to determine whether events and circumstances require revising the remaining period of amortization. In addition, Applied reviews intangible assets for impairment when events or changes in circumstances indicate their carrying value may not be recoverable. Management considers such indicators as significant differences in actual product acceptance from the estimates, changes in the competitive and economic environment, technological advances, and changes in cost structure. In the fourth quarter of fiscal 2014, Mariposa performed an impairment analysis on the carrying value of its intangible assets and determined that there was no impairment.

Goodwill and indefinite-lived assets are not amortized, but are reviewed for impairment annually during the fourth quarter of each fiscal year and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Purchased technology and other intangible assets, such as patents, are presented at cost, net of accumulated amortization, and are amortized over their estimated useful lives of 1 to 15 years using the straight-line method.

Patents and trademarks are recognized at cost of acquisition only when it is probable that the products they relate to will generate future economic benefits, and the cost of the patent can be reassured reliably. Patents and trademarks that are recognized at cost, have a finite life and are carried at cost less any accumulated amortization and any impairment losses. Patents and trademarks are amortized over their useful life.

Research and Development

Research expenditure is recognized as an expense as incurred. Costs incurred on development projects (relating to the design and testing of new or improved products) are recognized as intangible assets when it is probable that the project will, after considering its commercial and technical feasibility, be completed and generate future economic benefits and its costs can be measured reliably.

Fair Value of Financial Instruments

For certain types of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

The following table presents assets that are measured at fair value on a recurring basis at March 31, 2015, June 30, 2014 and June 30, 2013:

March 31, 2015	Total	Level 1	Level 2	Level 3
Liabilities
Convertible note payable	$653,565	$-	$653,565	$-
Total	$653,565	$-	$653,565	$-

June 30, 2014	Total	Level 1	Level 2	Level 3
Liabilities
Convertible note payable	$706,425	$-	$706,425	$-
Total	$706,425	$-	$706,425	$-

June 30, 2013	Total	Level 1	Level 2	Level 3
Liabilities
Convertible note payable	$684,975	$-	$684,975	$-
Total	$684,975	$-	$684,975	$-

The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. Mariposa Australia evaluated the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. There were no transfers between Level 1, Level 2, or Level 3 for the periods ended March 31, 2015, June 30, 2014 and June 30, 2014.

Earnings Per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

The following table sets for the computation of basic and diluted earnings per share for the nine months ended March 31, 2015 and 2014:

	March 31, 2015	March 31, 2014
Net Loss	$(884,162)	$(376,189)
Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	55,133,708	29,622,693
Diluted	55,133,708	29,622,693
Net loss per share
Basic and Diluted:
Basic	$(0.016)	$(0.013)
Diluted	$(0.016)	$(0.013)

The effect of the shares related to the convertible notes payable has not been taken into consideration as it would be considered anti-dilutive. As of June 30, 2014, June 30, 2013 and March 31, 2015, Mariposa Australia has not issued any options or warrants.

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax liability or asset is established for the expected future tax consequences resulting from the differences in financial reporting and tax bases of assets and liabilities. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized. In addition to valuation allowances, Mariposa Australia provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by the authoritative guidance on income taxes. Amounts for uncertain tax positions are adjusted in periods when new information becomes available or when positions are effectively settled. Mariposa Australia recognizes accrued interest and penalties related to uncertain tax positions as a component of income tax expense.

Statement of Cash Flows

In accordance ASC Topic 230, “Statement of Cash Flows”, cash flows from Mariposa Australia’s operations are based upon local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject Mariposa Australia to concentrations of credit risk are cash and other receivables arising from its normal business activities. Mariposa Australia places its cash in what it believes to be credit-worthy financial institutions. Mariposa Australia has not experienced any losses in such accounts. Mariposa Australia believes it is not exposed to any significant credit risk on its cash.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to Mariposa Australia but which will only be resolved when one or more future events occur or fail to occur. Mariposa Australia’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against Mariposa Australia or unasserted claims that may result in such proceedings, Mariposa Australia’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in Mariposa Australia’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Under the terms of the Convertible Note, the Lender will become entitled to payment of interest at the Default Rate of 3% upon the service by it on Mariposa Australia of a Default Notice. To date no default notice has been received by Mariposa Australia. Mariposa Australia has contingent liability of $82,783. No provision has been made in the financial statements in respect of this contingency.

Going Concern

The financial statements have been prepared assuming that Mariposa Health Limited will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. For the nine months ended March 31, 2015 Mariposa Australia had a net loss of $884,162 and net cash used by operating activities of $294,593, compared to a net loss of $376,189 and net cash used by operating activities of $142,710 for the nine months ended March 31, 2014.

Mariposa Australia continues to enact measures to address liquidity, working capital and operating concerns including issuance of capital stock for cash, and repayment of loans, fees and expenses as well as executing new debt financing arrangements, as further described in Note 5 to the consolidated financial statements. To address its need for additional capital the Company received a bridge loan that allows it to draw down as much as $500,000 from PTS, Inc. for which it issued a promissory note with a maturity date of October 15, 2015 bearing interest of 10% per annum and also expects to receive milestone payments of up to $6,440,498 from the License Agreement with Shanxi as discussed above.

In view of Mariposa Australia’s net asset deficit position and its projected financial expenditures, it will require continued forbearance of its creditors and raising of further capital to support its ongoing working capital requirements during the ensuing 12 month period or until such time that Mariposa Australia completes its proposed listing in the US with another company currently listed on the OTC market, with a view to listing on the second board of the New York stock exchange or NASDAQ in 2015.

The ability of Mariposa Australia to continue as a going concern is therefore dependent on the continued forbearance of its creditors and the ability of the Directors to raise additional capital. The Directors of Mariposa Health Limited are confident that creditors will continue to provide extended credit to Mariposa Australia and that they will be able to successfully complete further capital raising initiatives, and that Mariposa Australia will therefore continue as a going concern.  Accordingly, the financial report has been prepared on the going concern basis. However, in the event that Mariposa Australia is not able to obtain the continued forbearance of its creditors and Mariposa Australia is unsuccessful in its capital raising initiatives, there is significant uncertainty as to whether Mariposa Australia will continue as a going concern, and therefore whether it will realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in the Financial Statements.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of or classification of liabilities that might be necessary as a result of this uncertainty.

Segment Reporting

Management treats the operation of Mariposa Australia as one segment being pharmaceutical research and development activities in Australia and Japan.

Comparison of the Years Ended June 30, 2014 and 2013

MARIPOSA HEALTH LIMITED AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

ASSETS	June 30, 2014	June 30, 2013

CURRENT ASSETS
Cash and cash equivalents	4,413	997
Other assets	5,349	-
TOTAL CURRENT ASSETS	9,762	997

NON-CURRENT ASSETS
Property and equipment, net	-	241
Intangible assets, net	1,006,951	519,012
TOTAL NON-CURRENT ASSETS	1,006,951	519,253

TOTAL ASSETS	1,016,713	520,250

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Trade and other payables	1,831,233	1,310,699
Related party notes payable	553,154	485,419
Convertible note payable	706,425	684,975
TOTAL CURRENT LIABILITIES	3,090,812	2,481,093
TOTAL LIABILITIES	3,090,812	2,481,093

STOCKHOLDERS' DEFICIT
Common stock, no par value and 29,622,675 and 22,735,200 shares issued and outstanding, respectively	1,368,701	618,690
Other accumulated comprehensive income	125,820	207,658
Accumulated deficit	(3,568,620)	(2,787,191)
TOTAL STOCKHOLDERS' DEFICIT	(2,074,099)	(1,960,843)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	1,016,713	520,250

Business Acquisition

On February 24, 2014, Mariposa Health Limited acquired a subsidiary of Bioxyne Limited (an ASX listed company – code BXN), Hunter Immunology Pty Limited, whose assets include the COPD related HI-164OV intellectual property. The Company paid cash of AUD $175,000 (USD$156,985) and agreed to assume a debt of AUD $76,553 (USD$68,669) of the acquiree as well as issuing 1,969,697 shares in Mariposa Health Limited. Other terms include deferred consideration of $1 million on commercialization of HI-164OV, subject to agreed milestone in the next five years. Additional terms include an ongoing royalty of 2% to 6.5% subject to the successful commercialization of HI-164OV and the structure of such commercialization.

The following table summarizes the consideration paid for Hunter and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date.

Consideration
Cash	$156,985
Equity Instruments (1,969,697 common shares in Mariposa)	291,525
Fair value to total consideration assets acquired	$448,510
Recognized amounts of identifiable assets acquired and liabilities assumed
Identifiable intangible asset	$517,179
Trade payables and accrued expenses assumed	(68,669)
The total consideration was broken into and apportioned across:	$448,510

•	Cash (short term)
•	Shares (short to medium term)
•	Milestone (medium to long term)
•	Royalty (long term)

Part of the acquisition agreement calls for contingent consideration arrangement that includes a deferred consideration of AUD$1,000,000 upon the Company’s successful commercialization of HI-1640V, subject to milestones through February 2019. In addition there is an ongoing royalty of 2% to 6.5% subject to the successful commercialization of HI-1640V and the structure of the commercialization.

At the acquisition date, contingent consideration was valued at $0. This fair valuation was predicated upon both the Buyer’s and Seller’s determination that the range of potential outcomes for the HI-164OV intellectual property and for the contingent consideration related thereto was not possible to estimate with any reasonable degree of confidence. Hence, any/ all triggering events giving rise to future milestone and royalty contingent consideration payments were deemed to be extremely speculative, highly unlikely and only remotely possible, given the assets very early stage of development.

Consideration that is presented in the books of the Mariposa for the acquisition of HI-164OV was the cash, debt accepted and shares.

Trade and Other Payable

As of June 30, 2014 and June 30, 2013, trade and other payable are comprised of the following:

	June 30, 2014	June 30, 2013
Trade payables	$94,294	$28,204
Accrued wages and directors fees	1,378,371	1,043,619
Accrued interest	308,206	198,523
Other accrued expenses	50,362	40,353
Total payables	$1,831,233	$1,310,699

Convertible Note Payable

Mariposa Australia on September 29, 2010 issued a convertible note in the amount of AUD $750,000 (USD $576,675) with interest at 6% per annum and a maturity date of September 28, 2013. The convertible note may be converted into 14.9% of common shares on a change of control (merger or takeover) of Mariposa Australia. Under the terms of the Convertible Note, prior to maturity, a change of control or a qualifying event, the conversion is at the request of the note holder. The conversion to common shares is automatically triggered if a qualifying event occurs. The total accrued interest on the Convertible Note as of March 31, 2015 was AUD $197,337 (USD $151,732) and June 30, 2014, AUD $191,712 (USD $154,541.62). These amounts are included in trade and other payables.

As of March 31, 2015 the convertible note was outstanding and had not been converted. As the date of this Current Report on Form 8-K, 60% of the convertible note and interest outstanding was converted to 6,371,722 shares in Mariposa Australia. In May 2015, the outstanding principal and interest was converted to a Loan Deed. Under the terms of the Loan Deed, the debt and outstanding interest will convert to shares on listing on a recognized exchange.

The conversion feature of the convertible note is not viewed separately from the debt. Therefore, no value is assigned to the conversion feature.

Related Party Notes Payable

As of June 30, 2014 and June 30, 2013, the Company had various loans payable to directors of the Company. All loans bear interest at the rate of 12.5% per annum and are due upon demand. Related interest is accrued and reported in accrued expenses.

	June 30, 2014	June 30, 2013
Related Party notes payable	$553,154	$485,419

Directors loaned the Company a total (including interest) of USD $671,205) to fund the Company’s operations being an additional USD $118,051 on the balance as at June 30, 2014. On October 30, 2014 the shareholders of the Company approved the issuance of 7,290,096 shares of common stock at AUD $0.10 per share related to the conversion of total directors loans to shares, being the repayment of all director loans and interest accrued to the period October 30, 2014, totaling AUD $729,009 (USD $671,205).

The total accrued interest on the directors loans to June 30, 2014 was USD $148,824 and June 30, 2013, USD $85,080. These amounts are included in trade and other payable in the accompanying Consolidated Balance Sheet at June 30, 2014 and June 30, 2013, respectively.

Directors Fees and Salaries

At June 30, 2014, the Company had directors fees and salaries owing of $740,340.

	June 30, 2014	June 30, 2013
Directors Fees and Salaries	$740,340	$334,867

On July 31, 2014, the directors chose to convert accrued directors fees and salaries to June 30, 2014 of AUD $804,100 (USD $740,340) to shares of common stock. The Company approved the issuance of 8,041,000 shares of common stock at AUD $0.10 per share related to the conversion of total directors fees and salaries to shares.

These amounts are included in trade and other payables in the accompanying Consolidated Balance Sheet at June 30, 2014 and June 30, 2013.

Common Stock

The Company has 29,622,693 shares of common stock, no par value, issued as of June 30, 2014 at $1,368,701. The company had no treasury stock as of June 30, 2014. Each share of common stock is entitled to one vote.

Terms of Issue:

(i)	Fully paid ordinary shares

Ordinary shares participate in dividends and are entitled to one vote per share at shareholders meetings. In the event of winding up the company, ordinary shareholders rank after creditors and are entitled to any proceeds of liquidation in proportion to the number of shares held.

(i)	Options

The Company has not issued any options as of December 31, 2014.

Effective July 1, 1998, in Australia, the Company Law Review abolished the concept of par value shares and concept of authorized capital. Accordingly, the Company does not have authorized capital or par value in respect of the issued shares.

MARIPOSA HEALTH LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

Common Stock

	Common Shares	Stock Amount	Comprehensive Income (Loss)	Accumulated Deficit	Stockholders' Deficit
Balance July 1, 2012	22,735,200	$618,690	$1,339	$(2,086,845)	$(1,466,816)
Net (loss) income for year ended June 30, 2013	-	-	206,319	(700,345)	$(494,026)
Balance June 30, 2013	22,735,200	618,690	207,658	(2,787,190)	(1,960,842)
Proceeds for the issuance of stock
- cash	4,917,796	458,486	-	-	458,486
-issuance for business acquisition	1,969,697	291,525	-	-	291,525
Foreign exchange translation adjustment	-	-	(81,838)	-	(81,838)
Net loss for year ended June 30, 2014	-	-	-	(781,430)	(781,430)
Balance June 30, 2014	29,622,693	$1,368,701	$125,820	$(3,568,620)	$(2,074,099)

Intangible Assets

Our methodology for allocating the purchase price relating to purchase acquisitions is determined through established and generally accepted valuation techniques.

The process of evaluating the potential impairment of goodwill and intangible assets requires significant judgment, especially in emerging markets. We regularly monitors current business conditions and other factors including, but not limited to, adverse industry or economic trends, restructuring actions and lower projections of profitability that may impact future operating results.

A summary of our purchased technology and intangible assets is set forth below:

	June 30, 2014	June 30, 2013
	$	$

	$1,006,951	$519,253

Movements in Carrying Amounts
Cost at the beginning of the year	733,083	733,083
Foreign exchange rate adjustment to cost	6,479	(34,074)
Additions	517,179	-
Less: Accumulated Amortisation	(249,790)	(179,997)
Balance at the end of year	$1,006,951	$519,012

The amortization of intangibles assets is over 15 years as detailed in Note 1- Intangible assets acquired separately.

We amortize purchased intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, ranging from 1 to 15 years. For the fiscal year 2014 and 2013, amortization expense was charged of $69,793 and $78,353 respectively.

Comparison of the Years Ended June 30, 2014 and 2013

The following table summarizes our results of operations for the year ended June 03, 2014 and 2013, together with the changes in those items in dollars and as a percentage:

	For the Year Ended
	June 30, 2014	% change	June 30, 2013
	$		$
Revenue	-		-
Cost of revenue	-		-
Gross profit	-		-

Operating Expenses
Research and development	260,928	30%	201,307
Compensation, directors and officers	226,468	9%	248,510
Depreciation and amortization	69,793	(11)%	78,353
General and administration expenses	114,036	58%	71,170
Total operating expenses	671,225	12%	600,340
Loss from operations	(671,225)		(600,340)

Other Income (Expense)
Interest income	162	98%	82
Financing costs	(110,367)	10%	(100,087)
Total Other Income (Expense)	(66,233)	10%	(100,005)

Loss from operations before income taxes	(781,430)		(700,345)

Provision for income taxes	-		-
Net loss	(781,430)		(700,345)
Other comprehensive (loss) income
Foreign currency translation	78,929	(549)%	206,319

Comprehensive loss	(863,268)		(494,026)

Net loss per share
Basic and Diluted:
Basic	(0.030)		(0.031)
Diluted	(0.030)		(0.031)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	29,622,693		22,735,200
Diluted	29,622,693		22,735,200

Comparison of years ended June 30, 2014 and June 30, 2013

Results of Operations

Operating Expenses. We generally recognize our operating expenses as we incur them in four general operational categories: research and development, clinical and regulatory, sales and marketing, and general and administrative. Our operating expenses also include a non-cash component related to the amortization of deferred stock-based compensation allocated to research and development, clinical and regulatory, sales and marketing and general and administrative personnel. From time to time we receive grants from institutions or agencies to help fund the some of the cost of our development efforts. We record these grants as offsets to the costs as they are incurred to complete the related work.

•	Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products, offset by grant revenue received in support of specific research projects. We expense our research and development costs as they are incurred. We expect research and development expenses to increase in the future as we pursue further enhancements of our existing product and develop technology for our potential future products, TA-270 and HI-164OV. We also expect to receive additional grants in the future that will be offset primarily against research and development costs.

•	Clinical and regulatory expenses consist primarily of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies. We expect clinical and regulatory expenses to increase substantially as we assess the safety and efficacy of enhancements to TA-270 and HI-164OV products, seek to expand the indications for the TA-270 and HI-164OV and prepare to initiate clinical studies of potential future products.

•	General and administrative expenses consist primarily of salaries and related expenses for executive, legal, finance, human resources, information technology and administrative personnel, as well as recruiting and professional fees, patent filing costs, insurance costs and other general corporate expenses, including rent. we expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and operation as a public company.

Finance Costs. Interest expense- associated with the Company’s convertible notes.

•	Note (1) AUD $750,000 (USD $576,675). Simple interest is accrued at 6% per annum based on the face value of the convertible promissory notes outstanding during the year. The note holder has converted 60% of the debt to equity in Mariposa US at the time of the Purchase and, assuming a minimum listing price, has agreed to convert the balance AUD $368,204 (USD $283,112) to equity in Mariposa US upon Mariposa Australia listing on a recognized exchange. The accrued interest is added to the amount of outstanding debt, but does not earn additional interest. The terms of the promissory notes provide for conversion of principal and accrued interest into equity on an IPO. Accordingly, there will be no interest expense related to the promissory notes after our planned IPO.

Comparison of the Year Ended June 30, 2014 and 2013.

Research and development expense.

Research and development expenses increased $59,928, or 30% as Mariposa Australia was concentrating on patent maintenance and business development and activity associated with the acquisition of the Hunter Immunology Pty Ltd and its associated product HI-164OV. Mariposa Australia expects research and development costs to increase in the future as Mariposa Australia pursues further enhancements of our existing product and develop technology for our potential future TA-270 and HI-164OV products.

Clinical and regulatory expense.

There were no clinical and regulatory costs during the period. Mariposa Australia expects clinical and regulatory costs to increase in the future as we conduct clinical trials to assess possible enhancements to our existing products, and assess the safety and efficacy of our current products.

General and administrative expense.

General and administrative expenses increased $42,866 or 58%, due to corporate development and activity associated with seeking a listing in the US and activity associated with the acquisition of the Hunter Immunology Pty Ltd and its associated product HI-164OV. After Mariposa Australia become a public company, Mariposa Australia expect our general and administrative costs to increase as Mariposa Australia incurs the additional costs of being a public company, including higher legal, accounting, insurance, exchange listing, and other costs.

Compensation, directors and officers.

Compensation, directors and officer’s expenses decreased $22,042, or 9%.

Net loss.

Net loss was $781,430 for the year ended June 30, 2014, as compared to $700,345 for the year ended June 30, 2013.

Income Tax

The following is the income tax expense reflected in the Statement of Operations for the periods ended June 30, 2014 and 2013:

Income Tax Expense

	June 30, 2014	June 30, 2013
Income tax expense - current	$-	$-
Income tax expense - deferred	-	-
Total	$-	$-

The following are the components of income before income tax reflected in the Statement of Operations for the years ended June 30, 2014 and June 30, 2013:

Component Of Income Before Income Tax

	June 30, 2014	June 30, 2013
Loss from operations	$(781,430)	$(700,345)
Income tax	-	-
Effective tax rate	(-)%	(-)%

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the Statement of Operations for the years ended June 30, 2014 and 2014:

Income Tax Reconciliation

	June 30, 2014	June 30, 2013
US statutory rates	34%	34%
Tax rate difference	(4)%	(4)%
Loss from operations	(30)%	(30)%
Tax expenses at actual rate	0%	0%

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, Mariposa Australia considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, Mariposa Australia began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that Mariposa Australia are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, Mariposa Australia consider three years of cumulative operating income (loss).

Mariposa Australia has NOL’s of approximately AUD $18,993,500 and AUD $2,639,268 to offset future taxable income. The NOLs can be carried forward without expiration in Australia. Management believes that all NOLs will be not be utilized in the near future and therefore deferred tax assets as of June 30, 2014 and 2013 were fully reserved.

Liquidity and Capital Resources

The following is a summary of cash provided by or used in each of the indicated type of activities during the nine months ended June 30, 2014 and 2013, respectively.

Historical Cash Flow Trends

The following table summarizes our cash flows for the periods indicated:

MARIPOSA HEALTH LIMITED AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	June 30, 2014	June 30, 2013
	$	$
Net loss from operations	(781,431)	(700,345)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	69,793	78,353
Other Non-Cash Operating Expenses	-	-
(Increase) decrease in assets:
Other receivables	(5,213)	3,097
Increase (decrease) in current liabilities:
Trade and other payables	397,002	493,746
Net cash used in operating activities	(319,849)	(125,149)

Cash flows from investing activities
Purchase of subsidiary	(156,985)	-
Net cash used in investing activities	(156,985)	-

Cash flows from financing activities
Proceeds from issuance of shares	432,583	-
Proceed from issuance of shares	51,196	107,311
Net cash provided by financing activities	483,779	107,311

Effect of exchange rate changes	(3,528)	80

Net increase (decrease) in cash and cash equivalents	3,417	(17,758)
Cash and cash equivalents at the beginning of the period	997	18,755
Cash and cash equivalents at the end of the period	4,413	997

Supplemental disclosures
Cash paid during the period for:
Income tax payments	-	-
Interest payments	-	-
Supplemental schedule of non-cash financing activities:
Issuance of stock in acquisition of subsidiary	291,532	-
	291,532	-

Our consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Mariposa Australia has experienced recurring operating losses and negative operating cash flows since inception, and have financed our working capital requirements through the recurring sale of our equity securities. As a result, our independent registered auditor, in its report on our June 30, 2014 and 2013 consolidated financial statements, has raised doubt about our ability to continue as a going concern (see “Going Concern” above).

We are planning an initial public offering of our common stock and intend to use the proceeds from such offering to invest in our business to develop current product and gain approvals for additional clinical trials.

Mariposa Australia has had operating losses from inception. Operations were funded primarily from the issuance of shares and borrowings. Additionally, key executives took shares in lieu of cash. Mariposa Australia entered into a Convertible Note Deed (the "Convertible Note") dated September 29, 2010 with PT Soho Industri Pharmaci in the principal amount of AUD 750,000 that bears interest at 6% per annum and had a maturity date of September 28, 2013 that was amended and replaced by an Unsecured Loan Deed dated May 6, 2015. Soho agreed to amend and replace the Convertible Note. The noteholder has converted 60% of the debt to equity in Mariposa US at the time of the Purchase and, assuming a minimum listing price, has agreed to convert the balance AUD $368,204 (USD $283,112) to equity in Mariposa US upon Mariposa Australia listing on a recognized exchange. In addition, Mariposa Australia also executed a Convertible Note on January 28, 2015 with Lyndcote Super Pty Ltd for a loan in the principal amount of AUD $100,000 (USD $76,890) with interest at 15% per annum, with a maturity date of June 30, 2018. Finally,. See "Certain Relationships and Related Transactions," below.

On June 7, 2015 we entered into the License Agreement with Shanxi Kangbao Biological Product Co., Ltd. under which we granted to Shanxi an exclusive license to manufacture, trial, ,produce, make, use, distribute, offer for sell, import and export, market, sell, hire out, lease, supply, or otherwise dispose of our oral vaccine HI-164/HI-164OV product in in China, Taiwan, Macao and Hong Kong in return for (i) milestone payments of up to AUD$8,291,819 (USD$6,440,498), of which the first payment of AUD$1,242,327 (USD$964,723 ) will be made seven days from will be made seven days from approval of the Chinese Government for release of these funds and (ii) potentially significant royalties based upon net sales of our oral vaccine HI-164/HI-164OV product in China, Taiwan, Macao and Hong Kong.

On June 17, 2015 following the execution of the SPA, we obtained a bridge loan that allows us to draw down as much as $500,000 from PTS, Inc. for which we issued a promissory note with a maturity date of October 15, 2015 bearing interest of 10% per annum. We issued a warrant that is exercisable for five years at an exercise price equal to $0.001 per share to allow PTS, Inc. to receive up to 400,000 shares of our common stock depending on the amount of the $500,000 which we borrow. The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the Note which is filed as exhibits 10.8 to this Current Report on Form 8-K. See "Certain Relationships and Related Transactions," below.

Operating Activities.

During the year ended June 30, 2014, Mariposa Australia used $319,849 cash in operating activities, consisting primarily of a net loss of $781,431, offset by increase in trade and other payables $397,002, and depreciation and amortization of intellectual property ($69,793). This compares to the year ended June 30, 2013, when Mariposa Australia used $125,149 in operating activities, consisting primarily of a net loss of $700,345, offset by depreciation and amortization of intellectual property ($78,353), and increase by a net change in operating assets and liabilities of $493,746. The increase in cash used in operations was mainly due to due to corporate development and activity associated with seeking a listing in the US and activity associated with the acquisition of the Hunter Immunology Pty Ltd and its associated product HI-164OV.

Financing Activities:

Financing activities provided $483,779 of cash in 2014, including a loans of $51,196 and $432,583 from the issuance of common stock to new and existing investors. In 2013, financing activities provided $107,311 of cash from the issuance of common stock primarily to new and existing investors.

Investing Activities.

Investing activities in the year ended June 30, 2014 was for the purchase by Mariposa Australia of a subsidiary, Hunter Immunology Pty Ltd., which is the is the owner of HI-164OV product. There were no investing activities in the year ended June 30, 2013. Mariposa Australia uses its cash, money market funds and working capital to fund its operating activities.

 Funding for the business has come primarily through the issuance of equity and convertible debt, and grants from private institutions and government agencies. Over the next few years, we intend to invest in (1) research and development to advance our existing products and develop next generation products, and (2) clinical and regulatory efforts for our existing product and to assess the feasibility of future products. Additionally, after the completion of the proposed public offering, we expect that our general and administrative expenses will increase as we incur the substantial incremental costs associated with being a public company. There can be no assurance that we will be successful in doing so. The proceeds from this proposed public offering may not be sufficient to finance the company beyond the next 18 to 24 months and we will need to raise additional capital (of which there can be no assurances that we will be successful in doing so).

We believe that additional capital will be required and be provided through additional financings, however, we cannot assure you that it can secure additional equity or debt financings at acceptable prices to maintain projected operating levels. Our failure to obtain necessary financing, or reduce expenses could impair our ability to stay in business.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during year ended June 30, 2014 and 2013.

Contractual Obligations

We had no contractual obligations as of June 30, 2014

Newly Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition. This ASU stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This ASU is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is not permitted, and retrospective application is required. Mariposa Australia is currently evaluating the impact of the adoption of this ASU on our consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Compensation – Stock Compensation. This ASU requires entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The ASU will become effective for us beginning January 1, 2016. Mariposa Australia is currently evaluating the impact of the adoption of this ASU on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern. This ASU requires entities to evaluate for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). The ASU will become effective for us for annual reporting periods beginning after December 15, 2016. Mariposa Australia is currently evaluating the impact of the adoption of this ASU on our consolidated financial statements.

JOBS Act

As an “emerging growth company,” the JOBS Act, allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

Quantitative and Qualitative Disclosures about Market Risk

The primary objective of our investment activities is to preserve our capital to fund our operations. Mariposa Australia also seeks to maximize income from our investments without assuming significant risk. To achieve our objectives, Mariposa Australia maintains a portfolio of cash equivalents and investments in a variety of securities of high credit quality. As of June 30, 2014 Mariposa Australia had cash, cash equivalents and investments of $4,413 consisting of cash. A portion of our investments may be subject to interest rate risk and could fall in value if market interest rates increase. However, because our investments are primarily short-term in duration, Mariposa Australia believes that our exposure to interest rate risk is not significant and a 1% movement in market interest rates would not have a significant impact on the total value of our portfolio. Mariposa Australia actively monitors changes in interest rates.

For the nine months ended March 31, 2015 and 2014

Mariposa Health Australia

Results of Operations

MARIPOSA HEALTH LIMITED AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015 (Unaudited)	June 30, 2014
	$	$
ASSETS
CURRENT ASSETS
Cash and cash equivalents	26,319	4,413
Other assets	2,134	5,349
TOTAL CURRENT ASSETS	28,453	9,762
NON-CURRENT ASSETS
Other assets	-	-
Intangible assets, net	778,308	1,006,951
TOTAL NON-CURRENT ASSETS	778,308	1,006,951
TOTAL ASSETS	806,761	1,016,713

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Trade and other payables	547,050	1,831,233
Related party notes payable	-	553,154
Convertible note payable	653,565	706,425
TOTAL LIABILITIES	1,200,615	3,090,812

STOCKHOLDERS' DEFICIT
Common stock, no par value and 55,133,708 and 29,622,693 shares issued and outstanding, respectively	3,865,539	1,368,701
Other accumulated comprehensive income	204,749	125,820
Accumulated deficit	(4,464,142)	(3,568,620)
TOTAL STOCKHOLDERS' DEFICIT	(393,854)	(2,074,099)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	806,761	$1,016,713

Discussion of Nine Months Ended March 31, 2015 and year ended June 30 2014

Intangible Assets

Mariposa’s methodology for allocating the purchase price relating to purchase acquisitions is determined through established and generally accepted valuation techniques.

The process of evaluating the potential impairment of goodwill and intangible assets requires significant judgment, especially in emerging markets. Mariposa regularly monitors current business conditions and other factors including, but not limited to, adverse industry or economic trends, restructuring actions and lower projections of profitability that may impact future operating results.

A summary of Mariposa’s purchased technology and intangible assets is set forth below:

	March 31, 2015	June 30, 2014
	$	$

	$778,308	$1,006,951

Movements in Carrying Amounts
Carrying amount at beginning of year	1,250,262	733,083
Foreign exchange rate adjustment	(173,482)	6,479
Additions	-	517,179
Less: Accumulated amortization	(298,472)	(249,790)
Carrying amount at end of year	$778,308	$1,006,951

The amortization of intangibles assets is over 15 years as detailed above - Intangible assets acquired separately.

Mariposa amortizes purchased intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, ranging from 1 to 15 years. For the fiscal year June 30, 2014 and for the nine month period to March 31, 2015, amortization expense was charged of $69,793 and $48,682 respectively.

Trade and Other Payables

As of March 31, 2015 and June 30, 2014, trade and other payables are comprised of the following:

	March 31, 2015	June 30, 2014
Trade payables	$93,365	$94,294
Accrued Wages and directors fees	53,823	1,378,371
Accrued Interest	153,655	308,206
Other accrued expenses	246,207	50,362

	$547,050	$1,831,233

Convertible Notes Payable

Convertible Note 1

Mariposa Australia on September 29, 2010 issued a convertible note in the amount of AUD $750,000 (USD $576,675) with interest at 6% per annum and a maturity date of September 28, 2013. The convertible note may be converted into 14.9% of common shares on a change of control (merger or takeover) of Mariposa Australia. Under the terms of the Convertible Note, prior to maturity, a change of control or a qualifying event, the conversion is at the request of the note holder. The conversion to common shares is automatically triggered if a qualifying event occurs. The total accrued interest on the Convertible Note as of March 31, 2015 was AUD $197,337 (USD $151,732) and June 30, 2014, AUD $191,712 (USD $154,541.62). These amounts are included in trade and other payables.

As of March 31, 2015 the convertible note is outstanding and had not been converted. As the date of this Current Report on Form 8-K, 60% of the convertible note and interest outstanding was converted to 6,371,722 shares in Mariposa Australia. In May 2015, the outstanding principal and interest was converted to a Loan Deed. Under the terms of the Loan Deed, the debt and outstanding interest will convert to shares on listing on a recognized exchange.

The conversion feature of the convertible note is not viewed separately from the debt. Therefore, no value is assigned to the conversion feature.

Convertible Note 2

The Convertible Note for AUD $100,000 (USD $76,890) was issued January 28, 2015 at an interest rate of 15% maturing on June 30, 2018.

Related Party Notes Payables

Directors Loans

Since June 30, 2014, Mariposa Australia had various loans payable to directors of Mariposa Australia. All loans bear interest at the rate of 12.5% per annum and are due upon demand. Related interest is accrued and reported in accrued expenses.

	March 31, 2015	June 30, 2014
Related Party notes payable	$-	$553,154

Directors loaned Mariposa Australia a total (including interest) of USD $671,205 to fund Mariposa Australia’s operations being an additional USD $118,051 on the balance as at June 30, 2014. On October 30, 2014 the shareholders of Mariposa Australia approved the issuance of 7,290,096 shares of common stock at AUD $0.10 per share related to the conversion of total director loans to shares, being the repayment of all director loans and interest accrued to the period October 30, 2014, totaling AUD $729,009 (USD $671,205).

The total accrued interest on the director loans to October 30, 2014 was USD $154,778 and June 30, 2014, USD $148,824. These amounts are included in trade and other payables in the accompanying Consolidated Balance Sheet as at June 30, 2014.

Directors Fees and Salaries

At March 31, 2015, directors’ fees and salaries owing was AUD $70,000 (USD $53,823). As at June 30, 2014 directors’ fees and salaries owing was $740,340.

	March 31, 2015	June 30, 2014
Directors fee and salaries	$53,823	$740,340

In July 2014, the directors chose to convert accrued directors fees and salaries of AUD $804,100 (USD $740,340) to shares of common stock. Company approved the issuance of 8,041,000 shares of common stock at AUD $0.10 per share related to the conversion of total Directors fees and salaries to shares.

In December 2014, the directors chose to convert accrued directors fees and salaries of AUD $159,000 (USD $129,680) to shares of common stock. Company approved the issuance of 1,060,000 shares of common stock at AUD $0.15 per share related to the conversion of total Directors fees and salaries to shares. These amounts are included in trade and other payables in the accompanying Consolidated Balance Sheet as at June 30, 2014.

Common Stock

Mariposa Australia has 55,133,708 shares of common stock, no par value, issued as of March 31, 2015 at $3,865,539. Mariposa Australia had no treasury stock as of March 31, 2015. Each share of common stock is entitled to one vote.

During the nine months ended March 31, 2015, Mariposa Australia issued the following shares: 23,322,682 shares of stock for the conversion of various director loans and accrued expenses to equity, AUD $2,403,067 (USD$2,262,602); 2,188,333 shares of stock at AUD $0.15 per share for net cash proceeds AUD $338,250 (USD $234,236).

Terms of Issue:

(i)	Fully paid ordinary shares

Ordinary shares participate in dividends and are entitled to one vote per share at shareholders meetings. In the event of winding up Mariposa Australia, ordinary shareholders rank after creditors and are entitled to any proceeds of liquidation in proportion to the number of shares held.

(ii)	Options

There are no options issued as at March 31, 2015 by Mariposa Australia.

Effective 1 July 1998, in Australia, the Company Law Review abolished the concept of par value shares and concept of authorized capital. Accordingly, Mariposa Australia does not have authorized capital or par value in respect of the issued shares.

MARIPOSA HEALTH LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock
	Common Shares	Stock Amount	Comprehensive Income (Loss)	Accumulated Deficit	Stockholders' Deficit
Balance July 1, 2012	22,735,200	$618,690	$1,339	$(2,086,845)	$(1,466,816)
Net (loss) income for year ended June 30, 2013	-	-	206,319	(700,345)	$(494,026)
Balance June 30, 2013	22,735,200	618,690	207,658	(2,787,190)	(1,960,842)
Proceeds for the issuance of stock
- cash	4,917,796	458,486	-	-	458,486
- issuance for business acquisition	1,969,697	291,525	-	-	291,525
Foreign exchange translation adjustment	-	-	(81,838)	-	(81,838)
Net loss for year ended June 30, 2014	-	-	-	(781,430)	(781,430)
Balance June 30, 2014	29,622,693	$1,368,701	$125,820	$(3,568,620)	$(2,074,099)

Proceeds for the issuance of stock
- cash	2,188,333	234,236	-	-	234,236
- non cash	23,322,682	2,262,602	-	-	2,262,602
Foreign exchange translation adjustment	-	-	78,929	(11,360)	67,569
Net loss for period ended March 31, 2015	-	-	-	(884,162)	(884,162)
Balance March 31, 2015	55,133,708	$3,865,539	$204,749	$(4,464,142)	$(393,854)

Results of Operations

Comparison of the Nine Months Ended March 31, 2015 and March 31, 2014

The following table summarizes our results of operations for the nine months ended March 31, 2015 and 2014, together with the changes in those items in dollars and as a percentage:

	For the Nine Months Ended
	March 31, 2015	% change	March 31, 2014
	$		$
Revenue	-		-
Cost of revenue	-		-
Gross profit	-		-

Operating Expenses
Research and development	126,180	-25%	168,842
Compensation, directors and officers	181,820	484%	31,124
Depreciation and amortization	48,682	40%	34,831
General and administration expenses	461,247	405%	91,423
Total operating expenses	817,929	151%	326,220
Loss from operations	(817,929)		(326,220)

Other Income (Expense)
Interest income	97	56%	62
Financing costs	(66,330)	33%	(50,031)
Other income	-		-
Total Other Income (Expense)	(66,233)	33%	(49,969)

Loss from operations before income taxes	(884,162)		(376,189)

Provision for income taxes	-		-
Net loss	(884,162)		(376,189)
Other comprehensive (loss) income
Foreign currency translation	78,929	-549%	(17,564)

Comprehensive loss	(805,233)		(393,753)

Net loss per share
Basic and Diluted:
Basic	(0.016)		(0.013)
Diluted	(0.016)		(0.013)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	55,133,708		29,622,693
Diluted	55,133,708		29,622,693

Operating Expenses. We generally recognize our operating expenses as we incur them in four general operational categories: research and development, clinical and regulatory, sales and marketing, and general and administrative. Our operating expenses also include a non-cash component related to the amortization of deferred stock-based compensation allocated to research and development, clinical and regulatory, sales and marketing and general and administrative personnel. From time to time we receive grants from institutions or agencies to help fund the some of the cost of our development efforts. We record these grants as offsets to the costs as they are incurred to complete the related work.

•	Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products, offset by grant revenue received in support of specific research projects. We expense our research and development costs as they are incurred. We expect research and development expenses to increase in the future as we pursue further enhancements of our existing product and develop technology for our potential future products, TA-270 and HI-164OV. We also expect to receive additional grants in the future that will be offset primarily against research and development costs.

•	Clinical and regulatory expenses consist primarily of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies. We expect clinical and regulatory expenses to increase substantially as we assess the safety and efficacy of enhancements to TA-270 and HI-164OV products, seek to expand the indications for the TA-270 and HI-164OV and prepare to initiate clinical studies of potential future products.

•	General and administrative expenses consist primarily of salaries and related expenses for executive, legal, finance, human resources, information technology and administrative personnel, as well as recruiting and professional fees, patent filing costs, insurance costs and other general corporate expenses, including rent. we expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and operation as a public company.

Finance Costs. Interest expense- associated with the Company’s convertible notes.

•	Note (1) AUD $750,000, USD $576,675. Simple interest is accrued at 6% per annum based on the face value of the convertible promissory notes outstanding during the year. The note holder has converted 60% of the debt to equity in Mariposa US at the time of the Purchase and, assuming a minimum listing price, has agreed to convert the balance AUD $368,204 (USD $283,112) to equity in Mariposa US upon Mariposa Australia listing on a recognized exchange. The accrued interest is added to the amount of outstanding debt, but does not earn additional interest. The terms of the promissory notes provide for conversion of principal and accrued interest into equity on an IPO. Accordingly, there will be no interest expense related to the promissory notes after our planned IPO.

•	Note (2) AUD $100,000, USD $76,890 at 6% per annum based on the face value of the convertible promissory notes outstanding during the year.

Comparison of the Nine Months Ended March 31, 2015 and 2014

Research and development expense

Research and development expenses decreased $42,662, or 25% as we were concentrating on patent maintenance and business development and activity associated with the acquisition of the Hunter Immunology Pty Ltd and its associated product HI-164OV. We expect research and development costs to increase in the future as we pursues further enhancements of our existing product and develop technology for our potential future TA-270 and HI-164OV products.

Clinical and regulatory expense

There were no clinical and regulatory costs during the period. We expect clinical and regulatory costs to increase in the future as we conduct clinical trials to assess possible enhancements to our existing products, and assess the safety and efficacy of our current products.

General and administrative expense

General and administrative expenses increased $369,824, or 484%, due to corporate development and activity associated with seeking a listing in the US and activity associated with the acquisition of the Hunter Immunology Pty Ltd and its associated product HI-164OV. After we become a public company, we expect our general and administrative costs to increase as we incur the additional costs of being a public company, including higher legal, accounting, insurance, exchange listing, and other costs.

Compensation, directors and officers

Compensation, directors and officer’s expenses increased $150,696, or 405%, due to corporate development and activity associated with seeking a listing in the United States.

Net loss

Net loss was $884,162 for the nine months ended March 31, 2015, as compared to $376,189 for the nine months ended March 2014.

Income Tax

The following is the income tax expense reflected in the Statement of Operations for the periods ended March 31, 2015 and 2014:

Income Tax Expense

	March 31, 2015	March 31, 2014
Income tax expense - current	$-	$-
Income tax expense - deferred	-	-
Total	$-	$-

The following are the components of income before income tax reflected in the Statement of Operations for the nine months ended March 31, 2015 and 2014:

Component Of Income Before Income Tax

	March 31, 2015	March 31, 2014
Loss from operations	$(884,162)	$(376,189)
Income tax	-	-
Effective tax rate	(-)%	(-)%

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations for the nine months ended March 31, 2105 and 2014:

Income Tax Reconciliation

	March 31, 2015	March 31, 2014
US statutory rates	34%	34%
Tax rate difference	(4)%	(4)%
Loss from operations	(30)%	(30)%
Tax expenses at actual rate	0%	0%

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, Mariposa Australia considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, Mariposa Australia began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that Mariposa Australia are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, Mariposa Australia consider three years of cumulative operating income (loss).

Mariposa Australia has NOL’s of approximately AUD$18,993,500 and AUD$2,639,268 to offset future taxable income. The NOLs can be carried forward without expiration in Australia. Management believes that all NOLs will be not be utilized in the near future and therefore deferred tax assets as of March 31, 2015 and 2014 were fully reserved.

Liquidity and Capital Resources

The following is a summary of cash provided by or used in each of the indicated type of activities during the nine months ended March 31, 2015 and 2014, respectively:

Historical Cash Flow Trends

The following table summarizes our cash flows for the periods indicated:

MARIPOSA HEALTH LIMITED AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended
	March 31, 2015	March 31, 2014

Net loss from operations	(884,161)	(376,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	48,682	34,831
Other Non-Cash Operating Expenses	292,512	-
(Increase) decrease in assets:
Other receivables	2,487	-
Increase (decrease) in current liabilities:
Trade and other payables	245,887	198,648
Net cash used in operating activities	(294,593)	(142,710)

Cash flows from investing activities
Deposit for acquisition of HI -164	-	(15,977)
Net cash used in investing activities	-	(15,977)

Cash flows from financing activities
Proceed from convertible note	85,667	-
Proceed from issuance of shares	234,236	168,465

Net cash provided by financing activities	319,903	168,465

Effect of exchange rate changes	(3,404)	117

Net increase (decrease) in cash and cash equivalents	21,906	9,895
Cash and cash equivalents at the beginning of the period	4,413	1,016
Cash and cash equivalents at the end of the period	26,319	10,911

Supplemental disclosures
Cash paid during the period for:
Income tax payments	-	-
Interest payments	-	-
Supplemental schedule of non-cash financing activities:
Issuance of stock in acquisition of subsidiary	-	-
Repayment of Directors Loans	671,205	-
Repayment of Loan	37,542	-
Payment of Directors Fees	740,340	-
Payment for Operations	813,515	-
	2,262,602	-

Operating Activities

During the first nine months of 2014, Mariposa Australia used $294,593 cash in operating activities, consisting primarily of a net loss of $884,162, offset by non-cash charges of $341,195, for depreciation and amortization of intellectual property ($48,682) and the issuance of common stock for services ($292,513) and decreased by a net change in operating assets and liabilities of $245,593. This compares to the first nine months of 2013, when Mariposa Australia used $142,710 in operating activities, consisting primarily of a net loss of $376,189, offset by non-cash charges of $233,479, for depreciation and amortization of intellectual property ($34,831), and decreased by a net change in operating assets and liabilities of $198,648. The increase in cash used in operations was mainly due to corporate development and activity associated with seeking a listing in the US and activity associated with the acquisition of the Hunter Immunology Pty Ltd and its associated product HI-164OV.

Financing Activities

Financing activities provided $319,903 of cash in 2015, including AUD $100,000, (USD $85,667) from the issuance of a convertible note primarily to an existing investor and $338,250 (USD $234,236) from the issuance of common stock to new and existing investors. Non cash financing included the issuance of common stock for the conversion of various director loans and accrued expenses. In 2014, financing activities provided $168,465 of cash from the issuance of common stock primarily to new and existing investors. Non cash financing in the period also included the issue of common stock as part of the acquisition consideration for HI-164-OV.

Investing Activities

There were no Investing activities in the first nine months of 2015. In the first nine months of 2014, investing activities used $15,977 of cash, being used for the purchase of HI-164OV. we use its cash, money market funds and working capital to fund our operating activities.

Funding for the business has come primarily through the issuance of equity and convertible debt, and grants from private institutions and government agencies. Over the next few years, we intend to invest in (1) research and development to advance our existing products and develop next generation products, and (2) clinical and regulatory efforts for our existing product and to assess the feasibility of future products. Additionally, after the completion of the proposed public offering, we expect that our general and administrative expenses will increase as we incur the substantial incremental costs associated with being a public company. There can be no assurance that we will be successful in doing so. The proceeds from this proposed public offering may not be sufficient to finance the company beyond the next eighteen to twenty-four months and we will need to raise additional capital (of which there can be no assurances).

We believes that additional capital will be required and be provided through additional financings, however, Mariposa Australia cannot assure you that it can secure additional equity or debt financings at acceptable prices to maintain projected operating levels. Our failure to obtain necessary financing, or reduce expenses could impair our ability to stay in business.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during year ended June 30, 2015 and 2014 and the nine months ended March 2015.

Contractual Obligations

We had no contractual obligations as of March 31, 2015.

Quantitative and Qualitative Disclosures about Market Risk

The primary objective of our investment activities is to preserve our capital to fund our operations. We also seek to maximize income from our investments without assuming significant risk. To achieve our objectives, we maintain a portfolio of cash equivalents and investments in a variety of securities of high credit quality. As of March 31, 2015, we had cash, cash equivalents and investments of $26,319 consisting of cash. A portion of our investments may be subject to interest rate risk and could fall in value if market interest rates increase. However, because our investments are primarily short-term in duration, we believe that our exposure to interest rate risk is not significant and a 1% movement in market interest rates would not have a significant impact on the total value of our portfolio. We actively monitor changes in interest rates.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this Current Report on Form 8-K, including our financial statements and the related notes thereto, before making a decision to invest in our securities. The occurrence of any of the events or developments discussed in the risk factors below could have a material and adverse impact on our business, results of operations, financial condition and cash flows, and in such case, our future prospects would likely be materially and adversely affected. If any of such events or developments were to happen, the trading price of our securities could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, also may impair our business operations.

Risks Related to Our Financial Position and Capital Needs

We have a limited operating history, have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

Our operations began in 2008, and we have only a limited operating history. Our operations to date have been limited to conducting product development activities for our product candidates and performing research and development with respect to our clinical and preclinical programs. We have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. Nor have we demonstrated an ability to obtain regulatory approval for or to commercialize any drug candidates. Consequently, any predictions about our future performance may be wholly inaccurate.

We have incurred significant operating losses since our inception, including a net loss of $781,430 and $700,345 for the years ended June 30, 2014 and 2013, respectively. As of June 30, 2014, we had an accumulated deficit of $2,074,099. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders' deficit and working capital. Our losses have resulted principally from costs incurred in our research and development activities and related costs, such as intellectual property protection. We anticipate that our operating losses will substantially increase over the next several years as we expand our research, development and commercialization activities and incur the additional costs of operating as a public company. In addition, if we obtain regulatory approval of any of our product candidates, we may incur significant sales and marketing expenses. Because of the numerous risks and uncertainties associated with developing biopharmaceutical products, we are unable to predict the full extent of any future losses or whether or when we will become profitable, if ever.

We will require additional capital to fund our operations, and if we fail to obtain necessary financing, we will be unable to complete the development and potential commercialization of our product candidates.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to advance the clinical development of TA-270 and HI-164OV and our other product candidates and launch and commercialize our product candidates, if we receive regulatory approval. We will require additional capital for the further development and potential commercialization of our product candidates. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to the:

•	initiation, progress, timing, costs and results of pre-clinical studies and clinical trials, including patient enrollment in such trials, for our product candidates or any other future product candidates;

•	clinical development plans we establish for our current product candidates and any other future product candidates;

•	number and characteristics of product candidates that we develop or in-license;

•	outcome, timing and cost of regulatory review by the Food and Drug Administration, or FDA, and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect;

•	costs of filing, prosecuting, defending and enforcing any patent claims and maintaining and enforcing other intellectual property rights;

•	effects of competing technological and market developments;

•	costs and timing of the implementation of commercial-scale manufacturing activities; and

•	costs and timing of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval.

We will require additional funding for the further development of our product candidates, including completing Phase IIb clinical trials of TA-270 and HI-164OV. We expect that our general and administrative expenses will increase in the future as a result of new employee hiring and the scaling of operations to support more advanced clinical trials and the building of a public company infrastructure. These increases will likely include increased costs for insurance, hiring of additional personnel, board compensation, outside consultants, investor relations, lawyers and accountants, among other expenses.

If we are unable to expand our operations or otherwise capitalize on our business opportunities due to a lack of capital, our ability to become profitable will be compromised.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to product candidates.

Until we can generate substantial revenue from product sales, if ever, we expect to seek additional capital through a combination of private and public equity offerings, debt financings, strategic collaborations, alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include liens or other restrictive covenants limiting our ability to take important actions, such as incurring additional debt, making capital expenditures or declaring dividends, or issuing warrants that if exercised could be dilutive to our stockholders. If we raise additional funds through strategic collaborations and alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates or any other future product candidates in particular countries, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant third parties rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We have not generated any revenues to date from product sales. We may never achieve or sustain profitability, which could depress the market price of our securities, and could cause you to lose all or a part of your investment.

To date, we have no products approved for commercial sale and have not generated any revenues from sales of any product candidate. We do not know when, or if, we will generate any revenues in the future. Our ability to generate revenue from product sales and achieve profitability will depend upon our ability to successfully gain regulatory approval and commercialize our current or future product candidates. Even if we are able to successfully achieve regulatory approval for any of our product candidates, we do not know when they will generate revenue from product sales for us, if at all. Our ability to generate revenue from product sales from our current or future product candidates also depends on a number of additional factors, including our ability to:

•	successfully complete development activities, including enrollment of study participants and completion of the necessary clinical trials;

•	complete and submit new drug applications, or NDAs, to the FDA, and obtain regulatory approval for indications for which there is a commercial market;

•	complete and submit applications to, and obtain regulatory approval from, foreign regulatory authorities;

•	make or have made commercial quantities of our products at acceptable cost levels;

•	develop a commercial organization capable of manufacturing, selling, marketing and distributing any products we intend to sell ourselves;

•	find suitable partners to help us market, sell and distribute our approved products in markets other than the markets in which we choose to commercialize on our own; and

•	obtain adequate pricing, coverage and reimbursement from third parties, including government and private payors.

In addition, because of the numerous risks and uncertainties associated with product development, including that our product candidates may not advance through development or achieve the endpoints of applicable clinical trials, we are unable to predict the timing or amount of increased expenses, or when or if we will be able to achieve or maintain profitability. Even if we are able to complete the development and regulatory process for our product candidates, we anticipate incurring significant costs associated with commercializing our product candidates.

If we fail to become profitable or are unable to sustain profitability on a continuing basis then we may be unable to continue our operations at planned levels, which would depress the market price of our securities.

We intend to expend most of our limited resources to pursue development of TA-270 and HI-164OV, our lead product candidates, for the treatment of COPD, and may fail to capitalize on other product candidates that may be more profitable or for which there may be a greater likelihood of success.

Because we have limited financial and managerial resources, we are focusing most of our efforts and attention on research programs relating to TA-270 and HI-164OV, our lead product candidates, which concentrates the risk of product failure in the event TA-270 and HI-164OV prove to be unsafe, ineffective or inadequate for clinical development or commercialization. As a result, we may forego or delay pursuit of opportunities with other product candidates that later could prove to have greater commercial potential. We may be unable to capitalize on viable commercial products or potentially profitable market opportunities as a result of our resource allocation decisions. Our spending on proprietary research and development programs relating to our product candidates may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for our product candidates, we may relinquish valuable rights to our product candidates through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to our product candidates.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern. Based on our cash balances, recurring losses, negative cash flows from operations, debt outstanding as of June 30, 2014 and our projected spending in 2015, which raise substantial doubt about our ability to continue as a going concern, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of and for the year ended June 30, 2014 regarding this uncertainty. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, the inclusion of a going concern statement by our auditors, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect the price of our securities and our ability to raise new capital or to enter into critical contractual relations with third parties.

Risks Related to Our Business and Development of Our Products

Our future success is dependent on the successful clinical development, regulatory approval and commercialization of TA-270 and HI-164OV and our other product candidates, which will require significant capital resources and years of additional clinical development effort.

We do not have any products that have regulatory approval. Currently, our product candidates are in varying stages of development, with TA-270 and HI-164OV, our lead product candidates, having recently completed Phase IIa clinical trials. As a result, our business is dependent on our ability to successfully complete clinical development of, obtain regulatory approval for, and, if approved, successfully commercialize our product candidates in a timely manner. We cannot commercialize our product candidates in the United States without first obtaining regulatory approval from the FDA; similarly, we cannot commercialize our product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of our product candidates for a target indication, we must demonstrate with substantial evidence gathered in pre-clinical studies and well-controlled clinical trials, generally including well-controlled Phase III studies to the satisfaction of applicable regulators, that our product candidates are safe and effective for use for the target indication and that the manufacturing facilities, processes and controls are adequate. Even if our product candidates were to successfully obtain approval from the FDA and comparable foreign regulatory authorities, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for our product candidates in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of any of our product candidates. Furthermore, even if we obtain regulatory approval for our product candidates, we will still need to develop a commercial organization, establish commercially viable pricing and obtain approval for adequate reimbursement from third party and government payors. If we are unable to successfully commercialize our product candidates, we may not be able to earn sufficient revenues to continue our business.

Because the results of pre-clinical studies or earlier clinical trials are not necessarily predictive of future results, our product candidates may not have favorable results in later clinical trials or receive regulatory approval.

Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will generate adequate data to demonstrate the efficacy and safety of our product candidates. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier clinical trials. Despite the results reported in earlier pre-clinical studies and clinical trials for TA-270 and HI-164OV and our other product candidates, we do not know whether the clinical trials we may conduct in the future will demonstrate adequate efficacy and safety to result in regulatory approval to market our product candidates in any particular jurisdiction. If later-stage clinical trials do not produce favorable results, our ability to achieve regulatory approval for our product candidates may be adversely impacted.

The therapeutic efficacy of TA-270, HI164-OV and our other product candidates is unproven and we may not be able to successfully develop and commercialize our product candidates. TA-270 and HI-164OV are novel formulations of various active ingredients, but their potential benefit as a therapeutic for COPD is unproven. Our ability to generate revenues from TA-270 and HI-164OV and our other product candidates, which we do not expect will occur for at least the next several years, if ever, will depend heavily on our successful development and commercialization after regulatory approval, if achieved, which is subject to many potential risks. For example, TA-270 and HI-164OV may not demonstrate in study subjects any or all of the results that may have been demonstrated in pre-clinical studies and earlier clinical trials. Our product candidates may interact with human biological systems in unforeseen, ineffective or harmful ways. If our product candidates are associated with undesirable side effects or have characteristics that are unexpected, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in early stage testing for treating COPD have later been found to cause side effects that prevented further development of the compounds. As a result of these and other risks described herein that are inherent in the development of novel therapeutic agents, we may never successfully develop, enter into or maintain third party licensing or collaboration transactions with respect to, or successfully commercialize, our product candidates, in which case we will not achieve profitability and the value of our stock may decline.

Clinical development of product candidates involves a lengthy and expensive process with an uncertain outcome.

Clinical testing is expensive, can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Study subject enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the subject population, the proximity of subjects to clinical sites, seasonality, the eligibility criteria for the trial, the design of the clinical trial, ability to obtain and maintain subject consents, risk that enrolled subjects will drop out before completion, competing clinical trials and clinicians' and subjects' perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved or product candidates that may be studied in competing clinical trials for the indications we are investigating.

Clinical trials may be delayed, suspended or prematurely terminated for a variety of other reasons, such as:

•	delay or failure in reaching agreement with the FDA or a comparable foreign regulatory authority on a trial design that we are able to execute;

•	delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

•	delay or failure in reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delay or failure in obtaining institutional review board, or IRB, approval or the approval of other reviewing entities, including comparable foreign regulatory authorities, to conduct a clinical trial at each site;

•	withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

•	delay or failure in recruiting and enrolling suitable study subjects to participate in a trial;

•	delay or failure in study subjects completing a trial or returning for post-treatment follow-up;

•	clinical sites and investigators deviating from a trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for competing product candidates with the same or similar indication;

•	failure of our third party clinical trial managers to satisfy their contractual duties or meet expected deadlines;

•	delay or failure in adding new clinical trial sites;

•	ambiguous or negative interim results or results that are inconsistent with earlier results;

•	feedback from the FDA, the IRB, data safety monitoring boards, or a comparable foreign regulatory authority, or results from earlier stage or concurrent pre-clinical studies and clinical trials, that might require modification to the protocol for the trial;

•	decision by the FDA, the IRB, a comparable foreign regulatory authority, or us, or recommendation by a data safety monitoring board or comparable foreign regulatory authority, to suspend or terminate clinical trials at any time for safety issues or for any other reason;

•	unacceptable risk-benefit profile, unforeseen safety issues or adverse side effects or adverse events;

•	failure of a product candidate to demonstrate any benefit;

•	difficulties in manufacturing sufficient quantities of a product candidate for use in clinical trials;

•	lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional clinical trials or increased expenses associated with the services of our CROs, clinical trial sites and other third parties; or

•	changes in governmental regulations or administrative actions.

If we experience delays in the completion of any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate product revenues from our product candidates, if approved, will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our development and approval process for our product candidates and jeopardize our ability to commence product sales and generate revenues. In addition, many of the factors that could cause a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following any marketing approval.

Undesirable side effects caused by TA-270, HI-164OV or our other product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authority or restrictive label requirements. In the TA-270 and HI-164OV earlier-stage clinical trials, there were side effects observed in some study subjects. in Study TA-005 (Drug TA-270) in mild asthma, treatment emergent adverse events considered to be related to study drug included: nausea (4 patients), headache (3), vomiting (2), abdominal pain (2), insomnia (2) and dyspepsia (2). Thus the incidence of adverse events was low in a study of 368 patients where 226 patients were on active treatment. For example, in Study TA-005 (Drug TA-270) in mild asthma, treatment emergent adverse events considered to be related to study drug included: nausea (4 patients), headache (3), vomiting (2), abdominal pain (2), insomnia (2) and dyspepsia (2). Thus the incidence of adverse events was low in a study of 368 patients where 226 patients were on active treatment.

If such side effects or other safety or toxicity issues are reported in our future clinical trials, we may not receive approval to market TA-270. Similarly if side effects noted in the report or other adverse effects are noted with HI-164OV or our other product candidates, such results could prevent us from ever generating revenues or achieving profitability. Results of our clinical trials could reveal an unacceptably high prevalence and severity of side effects. In such an event, our clinical trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development, or deny approval, of our product candidates for any or all targeted indications. Drug-related side effects could affect study subject recruitment, affect the ability of enrolled subjects to complete our future clinical trials and may result in potential product liability claims.

Additionally, if any of our product candidates receive marketing approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result, including:

•	we may be forced to suspend marketing of the product;

•	regulatory authorities may withdraw their approvals of the product;

•	regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of the product;

•	we may be required to conduct post-market studies;

•	we could be sued, could incur substantial litigation expenses and may be held liable for harm caused to subjects or patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates, if approved, and materially adversely impact the market price of our securities.

Even if one or more of our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.

Even if we obtain regulatory approval for one or more of our product candidates, they would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities governing manufacturing, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. The safety profile of our product candidates will continue to be closely monitored by the FDA and comparable foreign regulatory authorities after approval. If new safety information becomes available after approval of our product candidates, the FDA or comparable foreign regulatory authorities may require labeling changes or establishment of a Risk Evaluation and Mitigation Strategy, or REMS, or similar strategy, impose significant restrictions on our product candidates, indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved for TA-270, if it achieves marketing approval, may include restrictions on use.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or GMP, and other regulations. If we or a regulatory authority discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our products or the manufacturing facilities for our products fail to comply with applicable regulatory requirements, a regulatory authority may:

•	issue warning letters or untitled letters;

•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

•	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit or preclude our ability to commercialize our product candidates and generate revenue.

Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial.

The FDA's and other regulatory authorities' policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

Additionally, if we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we currently contemplate or if we are unable to successfully complete our clinical trials or other studies, we may be delayed in obtaining regulatory approval for our product candidates, we may not be able to obtain regulatory approval at all or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals and we may not have sufficient funding to complete the testing and approval process for any of our product candidates. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products if and when approved. If any of this occurs, our business will be materially harmed.

Even if we obtain marketing approval for our product candidates, we will be subject to ongoing obligations and continued regulatory review with respect to the advertising and promotion of any product candidate that obtains approval.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by, among others, the FDA, the Department of Justice, or DOJ, the Office of Inspector General of the Department of Health and Human Services, or HHS, state attorneys general, members of Congress and the public. Violations, including promotion of our products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA or other government agencies. Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

In the United States, engaging in impermissible promotion of our drug products for off-label uses can also subject us to false claims litigation under federal and state statutes, and other litigation and/or investigation, which can lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which we promote or distribute our drug products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Since 2004, these False Claims Act lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements based on certain sales practices promoting off-label drug uses. This increasing focus and scrutiny has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from the Medicare, Medicaid and other federal and state healthcare programs. If we do not lawfully promote our approved products, we may become subject to such litigation and/or investigation and, if we are not successful in defending against such actions, those actions could compromise our ability to become profitable.

Failure to obtain regulatory approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In order to market and sell our products in the European Union and many other jurisdictions, including China, Japan and South Korea, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in the European Union, China, Japan, South Korea or another country or jurisdiction, the commercial prospects of our product candidates may be significantly diminished and our business prospects could decline.

Risks Related to the Commercialization of Our Products

Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, government and private payors and others in the medical community.

Even if our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, government and private payors, or others in the medical community. Market acceptance of our product candidates, if we receive approval, depends on a number of factors, including the:

•	efficacy and safety of our product candidates, or our product candidates administered with other drugs, each as demonstrated in clinical trials and post-marketing experience;

•	clinical indications for which our product candidates are approved;

•	recommendation of physicians and patients of our product candidates as safe and effective treatments;

•	potential and perceived advantages of our product candidates over alternative treatments;

•	prevalence and severity of any side effects;

•	product labeling or product insert requirements of the FDA or other regulatory authorities;

•	timing of market introduction of our product candidates as well as competitive products;

•	cost of treatment in relation to any alternative treatments available;

•	availability of coverage and adequate reimbursement and pricing by government and private payors;

•	relative convenience and ease of administration; and

•	effectiveness of our sales and marketing efforts.

Moreover, if our product candidates are approved but fail to achieve market acceptance in the medical community, or our products are restricted, withdrawn or recalled, or fail to be approved, as the case may be, we may not be able to generate significant revenues, which would compromise our ability to become profitable.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

We do not currently have an organization for the sale, marketing and distribution of any approved products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any approved products, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. By the time that any of our product candidates are available for sale, we may be competing with other companies that have more extensive sales and marketing operations. Without an internal commercial organization or the support of third party sales and marketing functions, we may be unable to compete successfully against these more established companies. To the extent we rely on third parties to commercialize our product candidates, if approved, our revenues from product sales may be lower than if we had commercialized our product candidates ourselves, impacting how quickly we may reach profitability, if at all.

A variety of risks associated with marketing our product candidates internationally could materially adversely affect our business.

We plan to seek regulatory approval for our product candidates outside of the United States, and accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including but not limited to:

•	differing regulatory requirements in foreign countries;

•	the potential local sellers importing goods from a foreign market with low or lower prices rather than buying them locally from us;

•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	costs of compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues;

•	difficulties staffing and managing foreign operations;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our future international operations may materially adversely affect our ability to attain or maintain profitable operations.

Our product candidates may not receive coverage and adequate reimbursement from third party payors, which could harm our financial performance.

Our ability to commercialize our product candidates successfully will depend, in part, on the extent to which coverage and adequate reimbursement for our product candidates and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. A primary trend in the healthcare industry worldwide is cost containment through limited coverage and reimbursement. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third party payors often rely upon government healthcare program coverage policy and payment limitations in setting their own reimbursement policies. Increasingly, third party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for drugs. Third party payors may also seek additional clinical evidence, beyond the data required to obtain marketing approval, demonstrating clinical benefits and value in specific patient populations before covering our product candidates for those patients.

We cannot be sure that coverage and adequate reimbursement will be available for our product candidates and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, and the price of, any approved products. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any approved products. There also may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the relevant regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may only be temporary. Reimbursement policies may change and new policies may be adopted, and we cannot predict the likelihood, nature or extent of such changes or new policies, either in the United States or abroad. Our inability to obtain coverage and profitable reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to our product candidates from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are other pharmaceutical and biotechnology companies that currently are pursuing the development of products for the treatment of COPD and other indications for which we are developing product candidates. Some of these products and therapies are based on scientific approaches that are similar to our approach, and others are based on entirely different approaches. For example, GSK is developing Mepolizumab, a monoclonal antibody to Interleukin 5 (IL-5) for the treatment of COPD. Potential competitors also include academic institutions, foreign government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Compared to us, many of our potential competitors may have significantly greater financial, technical and human resources providing a comparative advantage. As a result of these factors, our competitors may obtain regulatory approval of their products before we are able to, which may limit our ability to gain a share of the market for our product candidates, if approved. Our competitors may also develop drugs that are safer, more effective, more widely used and cheaper than ours, and may also be more successful than us in manufacturing and marketing their products. These appreciable advantages could render our product candidates obsolete or non-competitive before we can recover the expenses of our product candidates' development and commercialization.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors and fewer potential acquirers or collaboration partners, especially if potential acquirers or collaborators acquire companies with competitive products. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Product liability lawsuits against us could cause us to incur substantial liabilities and materially adversely impact our operations.

We face an inherent risk of product liability exposure related to the testing of our product candidates by us or our investigators in human clinical trials. We will face an even greater risk if one or more of our product candidates receives regulatory approval and we commercially sell our products. Product liability claims may be brought against us by study subjects enrolled in our clinical trials, patients, healthcare providers or others using, administering or selling our product candidates or approved products. If we cannot successfully defend ourselves against claims that our product candidates or approved products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in, for example:

•	decreased demand for our product candidates and/or approved products;

•	termination of clinical trial sites or entire trial programs;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial subjects;

•	significant costs to defend the related litigation;

•	substantial monetary awards to clinical trial subjects or patients;

•	loss of revenue;

•	diversion of management and scientific resources from our business operations;

•	the inability to commercialize our product candidates; and

•	increased scrutiny and potential investigation by, among others, the FDA, the DOJ, the Office of Inspector General of the HHS, state attorneys general, members of Congress and the public.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of product candidates. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our product liability insurance coverage may not be adequate to cover any and all liabilities that we may incur.

We currently do not have any clinical trials or drug manufacture in progress and as such hold no present product liability insurance policies. Product liability insurance was in place for all clinical trials completed with the products and will be in place before manufacturing commences and during the conduct of all clinical trials. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. We intend to expand our product liability insurance coverage to include the sale of commercial products if we obtain marketing approval for any of our product candidates, but we may be unable to obtain commercially reasonable product liability insurance for our product candidates, if approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

Additionally, if any claims are brought against us, even if we are fully covered by insurance, we may suffer harm such as adverse publicity. We also could suffer diversion of attention of technical and management personnel and incur substantial costs in resolving disputes, including litigation, with our insurance provider regarding coverage.

Risks Related to Our Dependence on Third Parties

We rely, and will rely in the future, on third parties to conduct our pre-clinical studies and clinical trials. If these third parties do not appropriately carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We rely on third parties to monitor, manage data for, and execute our ongoing pre-clinical and clinical programs, and we control only some aspects of their activities. Because we have relied on third parties, our internal capacity to perform these functions is limited. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third party providers. Nevertheless, we are responsible for ensuring that each of our pre-clinical studies and clinical trials are conducted in accordance with the applicable protocol and legal, regulatory and scientific requirements and standards, including, for example, Good Laboratory Practices, or GLP, the Animal Welfare Act and Good Clinical Practices, or GCP. Our reliance on third parties does not relieve us of our regulatory responsibilities. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the relevant regulatory authorities may require us to perform additional clinical trials in support of our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP requirements. Failure to comply with these regulations may require us to repeat pre-clinical studies and clinical trials, which would delay the regulatory approval process.

The third parties conducting our pre-clinical studies and clinical trials are not our employees, and, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical, nonclinical and pre-clinical programs. To the extent we are unable to identify and successfully manage the performance of third party service providers in the future, our business may be adversely affected. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our protocols, regulatory requirements or for other reasons, our pre-clinical studies and clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

If we lose our relationships with the third parties conducting our pre-clinical studies and clinical trials or providing other services to us, our drug development efforts could be delayed.

We rely on third parties for pre-clinical studies and clinical trials related to our drug development efforts. Our third party service providers conducting our pre-clinical studies and clinical trials generally have the right to terminate their agreements with us upon 90 days' notice for any reason and other service providers may terminate their agreement with us upon shorter notice. Generally, these agreements may also be terminated if we breach the agreement and such breach remains uncured, make a general assignment for the benefit of our creditors or if we are liquidated. Switching or adding additional third party service providers would involve additional cost and requires management time and focus. In addition, there is a natural transition period when a new service provider commences work and the new service provider may not provide the same type or level of services as the original provider. If any of our relationships with our third party service providers terminate, we may not be able to enter into arrangements with alternative service providers or to do so on commercially reasonable terms. Such transactions, if possible, may adversely impact our operations and financial performance.

We have no experience manufacturing our product candidates and have no manufacturing facility. We are dependent on third party manufacturers for the manufacture of our product candidates as well as on third parties for our supply chain, and if we experience problems with any such third parties, the manufacturing of our product candidates could be delayed.

We do not own or operate facilities for the manufacture of our product candidates. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities. We currently rely on contract manufacturing organizations, or CMOs, for the manufacture and supply of our product candidates. To meet our projected needs for pre-clinical and clinical supplies to support our activities through regulatory approval and commercial manufacturing, the CMOs with whom we may work may need to increase the scale of production. If such CMOs are unable to satisfy our production needs, we will need to identify additional CMOs for continued production of supply for our product candidates. Although alternative third party suppliers with the necessary manufacturing and regulatory expertise and facilities exist, it could be expensive and take a significant amount of time to arrange for alternative suppliers. If we are unable to arrange for alternative third party manufacturing sources on commercially reasonable terms, in a timely manner or at all, we may not be able to complete development of our product candidates, or market or distribute our product candidates.

We are also reliant on the third party manufacturers for regulatory compliance and quality assurance. A failure to synthesize and manufacture our product candidates or products eventually approved, if any, in accordance with our specifications, or the possibility of termination or nonrenewal of the agreement by the third party would be costly or damaging to us. In addition, the FDA and other regulatory authorities would require that our product candidates and any products that we may eventually commercialize be manufactured according to cGMP and similar foreign standards. Any failure by our third party manufacturers to comply with cGMP or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of our product candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of our product candidates. In addition, such failure could be the basis for the FDA to issue a warning letter, withdraw approvals for our product candidates previously granted to us, or take other regulatory or legal action, including recall or seizure of outside supplies of our product candidates, total or partial suspension of production, suspension of ongoing clinical trials, refusal to approve pending applications or supplemental applications, detention of product, refusal to permit the import or export of products, injunction, or imposing civil and criminal penalties.

Disruptions or delays in the supply of our product candidates would delay development of our product candidates and impair our ability to generate revenues from the sale of our products, if approved.

Any significant disruption in our supplier relationships could harm our business. Any significant delay in the supply of our product candidates or its key materials for an ongoing pre-clinical study or clinical trial could considerably delay completion of our pre-clinical study or clinical trial, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these key materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates.

We may elect to enter into licensing or collaboration agreements with respect to some or all of our product candidates in certain territories. Our dependence on such relationships may adversely affect our business.

Because we have limited resources, we may seek to enter into collaboration agreements with other pharmaceutical or biotechnology companies such as we have recently done with Shanxi in China. Our commercialization strategy for our product candidates may depend on our ability to enter into agreements with other collaborators to obtain assistance and funding for the development and potential commercialization of our product candidates in the territories in which we seek to partner. Despite our efforts, we may be unable to secure other collaborative licensing or other arrangements that are necessary for us to further develop and commercialize our product candidates. Supporting diligence activities conducted by potential collaborators and negotiating the financial and other terms of a collaboration agreement are long and complex processes with uncertain results. Even if we are successful in entering into collaboration agreements, collaborations may involve greater uncertainty for us, as we have less control over certain aspects of our collaborative programs than we do over our proprietary development and commercialization programs.

Any failure by our partners to perform their obligations or any decision by our partners to terminate these agreements could negatively impact our ability to successfully develop, obtain regulatory approvals for and commercialize our product candidates. In the event we grant exclusive rights to such partners, we could be precluded from potential commercialization of our product candidates within the territories in which we have a partner. In addition, any termination of our collaboration agreements will terminate any funding we may receive under the relevant collaboration agreement and may impair our ability to fund further development efforts and our progress in our development programs.

Further, Shanxi and our other potential future collaborators may develop alternative products or pursue alternative technologies either on their own or in collaboration with others, including our competitors, and the priorities or focus of our collaborators may shift such that our product candidates receives less attention or resources than we would like, or they may be terminated altogether. Any such actions by Shanxi and our potential future collaborators may adversely affect our business prospects and ability to earn revenues. In addition, we could have disputes with our potential future collaborators, such as the interpretation of terms in our agreements. Any such disagreements could lead to delays in the development or commercialization of our product candidates or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor.

If our third party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials by our third party manufacturers. Our manufacturers are subject to federal, state and local laws and regulations in the United States governing medical, radioactive and hazardous materials. Although we believe that our manufacturers' procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from such materials. As a result of any such contamination or injury we may incur liability or local, city, state or federal authorities may curtail the use of these materials, interrupting our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

Risks Related to Our Industry

Recently enacted and future legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

The regulations that govern, among other things, marketing approvals, coverage, pricing and reimbursement for new drug products vary widely from country to country. In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to successfully sell our product candidates, if we obtain marketing approval.

Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products, which in turn would affect the price we can receive for those products. While the legislation and Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010, or the Affordable Care Act. These new laws and subsequent legislation may result in additional reductions in Medicare and other healthcare funding.

In the United States, the European Union and other potentially significant markets for our product candidates, government authorities and third party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Furthermore, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for our product candidates in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenues we are able to generate from the sale of the product in that particular country. Adverse pricing limitations may hinder our ability to recoup our investment in our product candidates even if our product candidates obtain marketing approval. Lower pricing in one territory may cause other territories to lower their prices, and so negatively impact our revenue and our ability to recoup our investments in product candidates.

In addition, legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products and may increase our regulatory burdens and operating costs. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates may be.

Laws and regulations governing conduct of international operations may preclude us from developing, manufacturing and selling products outside of the United States and require us to develop and implement costly compliance programs.

As we seek to expand our operations outside of the United States, we must comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The creation and implementation of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where we must rely on third parties.

The Foreign Corrupt Practices Act, or FCPA, prohibits any United States individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring such companies to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The anti-bribery provisions of the FCPA are enforced primarily by the DOJ. The Securities and Exchange Commission, or SEC, is involved with enforcement of the books and records provisions of the FCPA.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain foreign nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. Our expanding presence outside of the United States will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling our product candidates outside of the United States, which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violation of the FCPA can result in significant civil and criminal penalties. Indictment alone under the FCPA can lead to suspension of the right to do business with the United States government until the pending claims are resolved. Conviction of a violation of the FCPA can result in long-term disqualification as a government contractor. The termination of a government contract or relationship as a result of our failure to satisfy any of our obligations under laws governing international business practices would have a negative impact on our operations and harm our reputation and ability to procure government contracts. Additionally, the SEC also may suspend or bar issuers from trading securities on United States exchanges for violations of the FCPA's accounting provisions.

Our relationships with customers and third party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may affect the business or financial arrangements and relationships through which we would market, sell and distribute our products. Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third party payors, federal and state healthcare laws and regulations pertaining to fraud and abuse and patients' rights are and will be applicable to our business. Restrictions under applicable federal and state healthcare laws and regulations that may affect our operations and expose us to areas of risk including the following:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

•	federal civil and criminal false claims laws and civil monetary penalty laws, which impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services;

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, which also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•	the Affordable Care Act, which requires manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid or Children's Health Insurance Program to report annually to HHS information related to payments and other transfers of value to physicians and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members and applicable group purchasing organizations; and

•	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers; some state laws require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties are compliant with applicable healthcare laws and regulations will involve the expenditure of appropriate, and possibly significant, resources. Nonetheless, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and product candidates, our competitive position could be harmed.

Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our proprietary technology and products. We rely on trade secret, patent, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. The company's strategy is to obtain patent protection for chemical structures, pharmacokinetic profiles, timing of administration, dose strengths and drug combinations and secondarily seek to protect specific formulations, uses and administration regimens relating to our product candidates.

The patent positions of biotechnology and pharmaceutical companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of any patents that issue, are highly uncertain. The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the United States. Further, the examination process may require us to narrow the claims of our pending patent application, which may limit the scope of patent protection that may be obtained if these applications issue. The rights that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them.

With respect to patent rights, we do not know whether any of our patent applications will result in patents that effectively prevent others from commercializing competitive technologies and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or in some cases not at all, until they are issued as a patent. Therefore we cannot be certain that we were the first to make the inventions claimed in our pending patent applications or that we were the first to file for patent protection of such inventions.

Our intellectual property portfolio is currently comprised of pending patent applications. If our pending patent applications fail to issue or fail to issue with a scope that is meaningful to our product candidates, or if issued, if our patents are found to be invalid, not enforceable or not infringed by competitor products, our business will be adversely affected.

Our pending patent applications may not result in issued patents in the United States or foreign jurisdictions in which such applications are pending. Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Even if a patent issues, it still may be challenged as to its inventorship, scope, validity or enforceability in the courts or patent offices in the United States and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Protecting against the unauthorized use of our technology and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could harm our business.

While our product candidates are in pre-clinical studies and clinical trials, we believe that the use of our product candidates in these pre-clinical studies and clinical trials falls within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States, which exempts from patent infringement liability activities reasonably related to the development and submission of information to the FDA. As our product candidates progress toward commercialization, the possibility of a patent infringement claim against us increases. There can be no assurance that our product candidates do not infringe other parties' patents or other proprietary rights, however, and competitors or other parties may assert that we infringe their proprietary rights in any event. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates, including interference or derivation proceedings before the United States Patent and Trademark Office, or USPTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party's intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing our product candidates. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our current product candidates throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws and practices of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. For example, novel formulations of existing drugs and manufacturing processes may not be patentable in certain jurisdictions, and the requirements for patentability may in certain countries, particularly developing countries. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions into or within the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products, and may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing with us in these jurisdictions.

Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

Our competitors may seek to market generic versions of any approved products by submitting abbreviated new drug applications to the FDA in which our competitors claim that our patents are invalid, unenforceable or not infringed. Alternatively, our competitors may seek approval to market their own products that are the same as, similar to or otherwise competitive with our product candidates. In these circumstances, we may need to defend or assert our patents, by means including filing lawsuits alleging patent infringement requiring us to engage in complex, lengthy and costly litigation or other proceedings. In any of these types of proceedings, a court or government agency with jurisdiction may find our patents invalid, unenforceable or not infringed. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. To the extent that we have obtained or are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult for us to stop the infringement of our patents or the misappropriation of other intellectual property rights. For example, some foreign countries, including European Union countries, China, India and Japan, have compulsory licensing laws under which a patent owner may be compelled under certain circumstances to grant licenses to third parties. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of our patents. This could limit our potential revenue opportunities. In addition, many countries limit the availability of certain types of patent rights and enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Accordingly, our efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from our intellectual property. We may not prevail in any lawsuits that we initiate in these foreign countries and the damages or other remedies awarded, if any, may not be commercially meaningful.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved indication (or any additional indications approved during the period of extension). However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and pre-clinical data and launch their product earlier than might otherwise be the case.

Changes in patent laws, including recent patent reform legislation, could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Obtaining and enforcing patents in the pharmaceutical industry involve technological and legal complexity, and obtaining and enforcing pharmaceutical patents is costly, time-consuming, and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. For example, the United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents we may obtain in the future. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our patents once issued.

The Leahy-Smith America Invents Act, or the Leahy-Smith Act, as adopted in September 2011, includes provisions that affect the way patent applications will be prosecuted and that may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 from a "first to invent" system to a "first to file" system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the USPTO and may become involved in opposition, derivation, reexamination, inter-parties review or interference proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate patent rights, which could adversely affect our competitive position.

The USPTO recently has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, did not become effective until March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. There are some situations in which noncompliance cannot be cured and result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction, including, but are not limited to, any failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patent applications and patents, if issued, covering our product candidates, our competitive position would be adversely affected.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Competitors may infringe our patents, once issued, or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own or control. These proceedings can be expensive and time consuming. Many of our potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned or controlled by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our securities.

We may be subject to claims by third parties asserting that we have misappropriated their intellectual property through our employees and advisory board members.

Some of our employees and advisory board members are or were previously employed or affiliated with universities or at other biotechnology or pharmaceutical companies, including our potential competitors. Some of these employees and advisory board members executed proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such previous employment or affiliation. Although we try to ensure that our employees and advisory board members do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees or advisory board members have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	others may be able to make compounds or formulations of our product candidates that are similar to our product candidates' formulations but that are not covered by the claims of the patents that we own or control;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and

•	we may not develop additional proprietary technologies that are patentable.

Risks Related to Employee Matters, Managing Growth and Becoming a Public Company

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk of employee fraud or other misconduct, including intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, to provide accurate information to the FDA or comparable foreign regulatory authorities, to comply with manufacturing standards we have established, to comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, and to report financial information or data accurately or disclose unauthorized activities to us. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have a code of conduct and ethics for our directors, officers and employees, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of December 31, 2014, we had two full-time employees. As our development and commercialization plans and strategies develop, or as a result of any future acquisitions, we will need additional managerial, operational, sales, marketing, financial and other resources. In addition, it may become more cost effective to bring in house certain resources currently outsourced to consultants and other third parties. Our management, personnel and systems currently in place may not be adequate to support our future growth. Future growth would impose significant added responsibilities on members of management, including:

•	managing our clinical trials effectively;

•	identifying, recruiting, maintaining, motivating and integrating additional employees;

•	managing our internal development efforts effectively while complying with our contractual obligations to any licensors, licensees, contractors and other third parties;

•	improving our managerial, development, operational and finance systems; and

•	expanding our facilities.

As our operations expand, we will need to manage additional relationships with various strategic partners, suppliers and other third parties. Our future financial performance and our ability to commercialize our product candidates, if approved, and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts and clinical trials effectively and hire, train and integrate additional management, administrative and sales and marketing personnel. Our failure to accomplish any of these tasks could prevent us from successfully growing our company.

Our future success depends on our ability to retain our executive officers and to attract, retain and motivate qualified personnel.

We are highly dependent upon Dr. Phillip Comans, our President, and Kevin Lynn, our CFO. The employment agreements we have with the persons named above do not prevent such persons from terminating their employment with us at any time. Although we currently do not maintain "key person" insurance for any of our executives or other employees, we intend to obtain this insurance following this offering. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

If we are unable to attract and retain highly qualified employees, and other personnel, advisors and consultants with scientific, technical and managerial expertise, we may not be able to grow effectively.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees, consultants and other third parties. The loss of any member of our senior management team or the inability to hire or retain experienced management personnel could compromise our ability to execute our business plan and harm our operating results.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel, advisors and consultants. The competition for qualified personnel in the pharmaceutical field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business.

We may acquire other assets or businesses, or form collaborations or make investments in other companies or technologies that could harm our operating results, dilute our stockholders' ownership, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of assets, including pre-clinical, clinical or commercial stage products or product candidates, or businesses, or strategic alliances and collaborations, to expand our existing technologies and operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any such transaction, any of which could have a detrimental effect on our financial condition, results of operations and cash flows. We have limited experience with acquiring other companies, products or product candidates, and limited experience with forming strategic alliances and collaborations. We may not be able to find suitable acquisition candidates, and if we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we may incur additional debt or assume unknown or contingent liabilities in connection therewith. Integration of an acquired company or assets may also disrupt ongoing operations, require the hiring of additional personnel and the implementation of additional internal systems and infrastructure, especially the acquisition of commercial assets, and require management resources that would otherwise focus on developing our existing business. We may not be able to find suitable strategic alliance or collaboration partners or identify other investment opportunities, and we may experience losses related to any such investments.

To finance any acquisitions or collaborations, we may choose to issue debt or equity securities as consideration. Any such issuance of securities would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other assets or companies or fund a transaction using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

Our business and operations would suffer in the event of computer system failures.

Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. In addition, our systems safeguard important confidential personal data regarding subjects enrolled in our clinical trials. If a disruption event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

Business disruptions could seriously harm our future revenues and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third party manufacturers to produce our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption, as we do not carry insurance to cover such risks.

Risks Related to Ownership of Our Securities

We do not know whether an active, liquid and orderly trading market will develop for our securities or what the market price of our securities will be and as a result it may be difficult for you to sell your shares of common stock.

There is currently no market for our securities. Although we expect to conduct an initial public offering our stock within the next several months, an active trading market for our securities may never develop or be sustained. As a result of these and other factors, should you purchase shares of our common stock from current shareholders, you may be unable to resell our common stock. The lack of an active market may impair your ability to sell those securities at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your securities. Further, an inactive market may also impair our ability to raise capital by selling securities and may impair our ability to enter into collaborations or acquire companies or products by using our securities as consideration.

Insiders have substantial influence over us and could delay or prevent a change in corporate control.

Our executive officers and directors collectively beneficially owned approximately 30% of our voting stock. This concentration of ownership could harm the market price of our securities by:

•	limiting the volume of active trading;

•	delaying, deferring or preventing a change in control of our company;

•	impeding a merger, consolidation, takeover or other business combination involving our company; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their securities, and might negatively affect the prevailing market price for our securities.

We are an "emerging growth company" and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our securities being less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of June 30 in any year before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a "smaller reporting company" which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of United States generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our securities.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. Commencing with our annual report on Form 10-K for the year ending December 31, 2015, we will be required, under Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404(b) of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the independent registered public accounting firm attestation requirement.

Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon consummation of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an "emerging growth company." We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We estimate that we will incur approximately $500,000 in incremental costs per year associated with being a publicly traded company, although it is possible that our actual incremental costs will be higher than we currently estimate. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our securities will be your sole source of gain for the foreseeable future.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, will result in additional dilution of the percentage ownership of our stockholders and could cause our trading price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise of stock options and warrants granted in the future and any additional shares issued in connection with acquisitions, if any, may result in material dilution to our investors. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock.

Our Board of Directors and stockholders also have adopted a 2015 Stock Incentive Plan reserving for issuance of a number of shares up to 15% of our fully diluted shares outstanding upon and including shares included in the units issued pursuant to the consummation of this offering. Future equity incentive grants and issuances of common stock under our equity incentive plans may have an adverse effect on the market price of our securities.

If there is significant downward pressure on the price of our common stock, it may encourage shareholders to sell shares by means of short sales or otherwise. Short sales involve the sale, usually with a future delivery date, of common stock the seller does not own. Covered short sales are sales made in an amount not greater than the number of shares subject to the short seller's right to acquire common stock, such as upon exercise of warrants. A holder of warrants may close out any covered short position by exercising all, or a portion, of its warrants, or by purchasing shares in the open market. In determining the source of shares to close out the covered short position, a holder of warrants will likely consider, among other things, the price of common stock available for purchase in the open market as compared to the exercise price of the warrants. The existence of a significant number of short sales generally causes the price of common stock to decline, in part because it indicates that a number of market participants are taking a position that will be profitable only if the price of the common stock declines.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws that will become effective in connection with consummation of this offering, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These include provisions that:

•	permit our Board of Directors to issue up to ten million shares of preferred stock, with any rights, preferences and privileges as it may designate;

•	provide that all vacancies on our Board of Directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	establish a classified Board of Directors such that only one of three classes of directors is elected each year;

•	provide that directors can only be removed for cause;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

•	require that the amendment of certain provisions of our certificate of incorporation and bylaws relating to anti-takeover measures may only be approved by a vote of 75% of our outstanding capital stock;

•	not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election; and

•	provide that special meetings of our stockholders may be called only by the president or a majority of the Board of Directors.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, who are responsible for appointing the members of our management. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the Board of Directors has approved the transaction. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our management controls a substantial percentage of our stock and therefore has the ability to exercise substantial control over our affairs.

As of the date of this Current Report on Form 8-K, our directors and executive officers beneficially owned approximately 22% of our outstanding common stock in the aggregate. Because of the large percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our stockholders.

Management

The following table sets forth the name, age, position and term of directorship, as applicable, of each of the Company’s directors and executive officers after the Purchase.

Name and Position	Age	Director of Mariposa Australia Since

Dr. Phillip Comans, President and Chairman of the Board of Directors	57	2008

Kevin Lynn, Director, CFO	52	2010

Margaret Bridges, Director	48	2014

Management Biographies

Dr. Phillip Comans is the founder of Mariposa Australia and has served as its Managing Director since 2008. From 2003 to 2008 Dr. Comans was founder and CEO of Hunter Immunology, an Australian biotech company that as of February 24, 2014 became a wholly-owned subsidiary of Mariposa. Prior to founding Hunter Immunology, Dr. Comans was a consultant to pharmaceutical and biomedical companies on government pricing, PBS listing and product development, and worked in Switzerland and Australia with Novartis and its predecessor, Ciba-Geigy, involved in product planning, product management, obtaining approvals from the FDA and the EU for new drugs, regulatory affairs, medical communication, health economics and pricing. Dr. Comans holds the following degrees: University of Queensland BSc (1981), Australian National University, Neuroscience, PhD (1986) and Henley, UK, MBA (1994). On the basis of his scientific expertise and executive experience with pharmaceutical companies we believe that Dr. Comans is qualified to be Chairman of our Board of Directors and our CEO.

Kevin Lynn has since August 2001 served as CFO of several companies listed on the Australian Stock Exchange, including Hill End Gold, a gold mining company, and Silver Mines Limited, a silver mining company, as well as Grantie Power Limited, an unlisted public company involved in renewable energy. Using his chartered accountant training and over 30 years of public sector experience, Mr Lynn also has consulted or filled the roles of Director, CFO, Secretary and advisor for private companies seeking listing on the Australian Stock Exchange, AIM and Plus (UK) markets. Immediately prior to serving as CFO of the Company, Mr. Lynn since May 2006 was CFO of Hunter Immunology. Mr. Lynn received his Bachelor of Business (Accounting and Finance) from Curtin University in Perth, Western Australia in 1985 and became a chartered accountant in 1989. Mr. Lynn also received a Masters of Applied Finance (FINSIA) in March 2002. In light of the many years of experience that Kevin Lynn has a chartered accountant and an advisor to emerging companies that desire to go public we believe that he has the appropriate expertise to be a member of our Board of Directors.

Margaret Bridges has since April 2007 been Managing Principal of Strategy-Matters International Pty Ltd, a professional services firm she co-founded that offers advisory, consulting and training professional services to a range of industries, including biotech, on corporate, finance and strategy matters, and since January 2011 Executive Director of Strategy-Matters (Myanmar), a firm involved in establishing businesses in a Southeast Asia. In her role with Strategy-Matters International Margaret Bridges has advised Ministries of Health for Australia, Myanmar and Botswana as well as the pharma companies Merck China, Nippon Boeringher Ingelheim and SOHO Group. Margaret Bridges has a bachelor’s degree in electronic engineering (BEng) from Curtin University in Western Australia in 1987 and completed her thesis in speech recognition. We believe that the experience that Margaret Bridges has in international business and biotech companies in particular makes her qualified to serve as a member of our Board of Directors.

Audit, Nominating and Compensation Committees

Our Board of Directors does not have standing audit, nominating or compensation committees, and our Board of Directors performs the functions that would otherwise be delegated to such committees. Currently, our Board of Directors believes that the cost of establishing such committees, including the costs necessary to recruit and retain qualified independent directors to serve on our Board of Directors and such committees and the legal costs to properly form and document the authority, policies and procedures of such committees are not justified under our current circumstances. However, we anticipate that our Board of Directors will seek qualified independent directors to serve on the Board and ultimately form standing audit, nominating and compensation committees.

Board of Director’s Role in Risk Oversight

The Board is responsible for overseeing our management and operations, including overseeing our risk assessment and risk management functions. We believe that our directors provide effective oversight of risk management functions. On a regular basis we perform a risk review wherein the management team evaluates the risks we expect to face in the upcoming year and over a longer term horizon. From this risk assessment plans are developed to deal with the risks identified. The results of this risk assessment are provided to the Board for their consideration and review. In addition members of our management periodically present to the Board the strategies, issues and plans for the areas of our business for which they are responsible. While the Board oversees risk management, our management is responsible for day-to-day risk management processes. Additionally, the Board requires that management raise exceptional issues to the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the Board leadership structure supports this approach.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. A copy of our Code of Business Conduct and Ethics is available on our website at www.mariposahealth.com and print copies are available to any stockholder that requests a copy. Any amendment to the Code of Business Conduct and Ethics or any waiver of the Code of Business Conduct and Ethics will be disclosed on our website at www.mariposahealth.com promptly following the date of such amendment or waiver.

Board Leadership Structure

The Board has no set policy with respect to the separation of the offices of Chairman and the President. Currently, Dr. Comans serves as our Chairman and as our President. There are currently no lead independent directors serving on the Board.

Our Board leadership structure is commonly utilized by other public emerging growth companies in the United States, and we believe that it is effective for us. This leadership structure is appropriate for us given the size and scope of our business, the experience and active involvement of our independent director, and our corporate governance practices, which include regular communication with and interaction between and among the President and the independent director. Of the three members of our Board, one is independent from management. At this time, we believe that not having a separate Chairman and President provides the best form of leadership for us.

Executive Compensation

Compensation of Mariposa US Executives prior to the Purchase

Since our inception through the date of the Purchase, none of our officers or directors has been paid any compensation for their services to the Company.

Compensation of Executives after the Purchase

Summary Compensation

The following table sets forth the cash and non-cash compensation Mariposa Australia paid for services rendered during the fiscal years ended June 30, 2012, June 30, 2013 and June 30, 2014, to our current President. None of our executive officers received compensation in excess of $100,000 in any of those years, and, therefore, Dr. Comans is the only executive officer whose compensation is included in the following table (the “Named Executive Officers”), pursuant to SEC regulations.

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Long-Term Compensation	All Other Compensation

Dr. Phillip Comans, President	2014	$135,634	–	–	$135,634
	2013	$98,636	–	–	$98,636
	2012	$182,862	–	–	$182,862

Employment and Other Agreements

Employment Agreements

Mariposa Australia has entered into executive employment agreements with two of its executive officers: The employment agreements with Dr. Comans and Kevin Lynn, each of which have a term of five years, are terminable during the term with or without cause. The employment agreements are terminable by the executives for “good reason”, including a material breach of the employment agreement not cured within 15 days. Upon termination for “good reason” by the executive or by the company without cause, each executive would receive a lump sum severance payment of $150,000. For the fiscal year ending June 30, 2014, the annualized salaries are $300,000 and $200,000, respectively, and each of the employees is eligible for a bonus defined in management by objective plans for each executive for achieving certain performance targets.

Stock Incentive Plan

History. On April 27, 2015, the Board of Directors and stockholders approved the 2015 Stock Incentive Plan (the "Plan") under which employees, officers, directors and consultants are eligible to receive grants of stock options, stock appreciation rights ("SAR"), restricted or unrestricted stock awards, restricted stock units, performance awards, other stock-based awards, or any combination of the foregoing. The Plan authorizes up to 5,000,000 shares of our common stock for stock-based awards.

Administration. The 2015 Plan is administered by the Board of Directors or the committee or committees as may be appointed by the Board of Directors from time to time (the "Administrator"). The Administrator determines the persons who are to receive awards, the types of awards to be granted, the number of shares subject to each such award and the terms and conditions of such awards. The Administrator also has the authority to interpret the provisions of the 2015 Plan and of any awards granted there under and to modify awards granted under the 2015 Plan. The Administrator may not, however, reduce the price of options or stock appreciation rights issued under the 2015 Plan without prior approval of the Company's shareholders.

Eligibility. The 2015 Plan provides that awards may be granted to employees, officers, directors and consultants of Mariposa US or of any parent, subsidiary or other affiliate of the Company as the Administrator may determine. A person may be granted more than one award under the 2015 Plan.

Shares that are subject to issuance upon exercise of an option under the 2015 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 2015 Plan but are forfeited or repurchased by the Company at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2015 Plan.

Terms of Options and Stock Appreciation Rights. The Administrator determines many of the terms and conditions of each option and SAR granted under the 2015 Plan, including whether the option is to be an incentive stock option or a non-qualified stock option, whether the SAR is a related SAR or a freestanding SAR, the number of shares subject to each option or SAR, and the exercise price of the option and the periods during which the option or SAR may be exercised. Each option and SAR is evidenced by a grant agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2015 Plan):

(a) Vesting and Exercisability: Options, restricted shares and SARs become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Administrator in its discretion and as set forth in the related grant agreement. The term of each option is also set by the Administrator. However, a related SAR will be exercisable at the time or times, and only to the extent, that the option is exercisable and will not be transferable except to the extent that the option is transferable. A freestanding SAR will be exercisable as determined by the Administrator but in no event after 10 years from the date of grant.

(b) Exercise Price: Each grant agreement states the related option exercise price, which, in the case of SARs, may not be less than 100% of the fair market value of the Company's shares of common stock on the date of the grant. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of shares of the Company's common stock on the date of grant.

(c) Method of Exercise: The option exercise price is typically payable in cash, common stock or a combination of cash of common stock, as determined by the Administrator, but may also be payable, at the discretion of the Administrator, in a number of other forms of consideration.

(d) Recapitalization; Change of Control: The number of shares subject to any award, and the number of shares issuable under the 2015 Plan, are subject to proportionate adjustment in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like. Except as otherwise provided in any written agreement between the participant and the Company in effect when a change in control occurs, in the event an acquiring company does not assume plan awards (i) all outstanding options and SARs shall become fully vested and exercisable; (ii) for performance-based awards, all performance goals or performance criteria shall be deemed achieved at target levels and all other terms and conditions met, with award payout prorated for the portion of the performance period completed as of the change in control and payment to occur within 45 days of the change in control; (iii) all restrictions and conditional applicable to any restricted stock award shall lapse; (iv) all restrictions and conditions applicable to any restricted stock units shall lapse and payment shall be made within 45 days of the change in control; and (v) all other awards shall be delivered or paid within 45 days of the change in control.

(e) Other Provisions: The option grant and exercise agreements authorized under the 2015 Plan, which may be different for each option, may contain such other provisions as the Administrator deems advisable, including without limitation, (i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of the Company to repurchase unvested shares held by an optionee upon termination of the optionee's employment at the original purchase price.

Amendment and Termination of the 2015 Plan. The Administrator, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 2015 Plan or amend the 2015 Plan in any respect; provided that the Administrator may not, without approval of the stockholders, amend the 2015 Plan in a manner that requires stockholder approval.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of May 29, 2015, certain information concerning the beneficial ownership of common stock by (i) each person known by the company to be the owner of more than 5% of the outstanding common stock, (ii) each director, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or the power to transfer, and stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The calculation of the percentage owned is based on 9,561,211 shares outstanding, provided, however, that pursuant to the SEC rules for determining beneficial ownership, shares of common stock exercisable under warrants or options or which are receivable by a holder upon the conversion of any convertible securities, are used in the computation of beneficial ownership, but only with respect to that stockholder. The address of each of the directors and executive officers listed below is c/o the Company.

Name and Address	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares Owned (1)

Dr. Phillip Comans Unit 6, 61 Avalon Parade, Avalon Beach, NSW, 2107	1,530,011	(1)	16.0%

Dr. Phillip Comans Unit 6, 61 Avalon Parade, Avalon Beach, NSW, 2107	292,165	(1)	3.06%

Kevin Lynn 11 Rodborough Avenue, Crows Nest, NSW, 2065	261,260	(2)	2.73%

Margaret Bridges 855 U Wisara Road, North Dagon, Yangon, Union of Myanmar	36,070	(3)	0.38%

Expert Capital Investments Limited 6803, The Center 99 Queens Road, Central, Hong Kong	1,500,000		15.0%

PT Soho Industri Pharmasi Ji. Pulo Gadung No. 6 (Kawasan Industri Pulo Gadung), Jakarta, 13930, Indonesia	689,475		7.21%

AP and CH Ho Superannuation Fund 12 Gilligan’s Road Dural NSW 2158 Australia	303,512	(4)	3.17%

AP and CH Ho 12 Gilligan’s Road Dural NSW 2158 Australia	179,172	(4)	1.87%

Piccadilly Portfolios Pty Limited 305/35 Lime Street Sydney NSW 2000	750,422	(5)	7.85%

All directors and executive officers as a group (3 persons)	2,119,506		22.17%

——————

(1)	Includes 1,530,011 shares owned directly by Wigram Trading Pty Ltd., a company owned and controlled by Dr. Comans who makes all its investment decisions, and 292,165 shares owned Comans Pty Ltd, of which Dr. Comans is a Director and 50% shareholder. Dr. Comans disclaims beneficial ownership of all shares owned directly by others.

(2)	Does not includes 36,070 shares held in Strategy Matters (Myanmar) Co., Inc. a company with shared voting power with Margaret Bridges. Mr. Lynn disclaims beneficial ownership of these shares.

(3)	Margaret Bridges shares voting power over these shares with Mr. Lynn. Mr. Lynn disclaims beneficial ownership of these shares.

(4)	Based solely upon information known to the Company. The shares are directly owned by AP and CH Ho Superannuation Fund, a company owned and controlled by AP Ho and CH Ho who make all its investment decisions.

(5)	Ian Mutton, former Chairman of Mariposa Australia, makes the investment decisions for Piccadilly Portfolios Pty Limited.

Certain Relationships and Related Transactions

Loans

Mariposa Australia executed a Convertible Note Deed on September 28, 2010 with Soho Flordis International Pty Ltd. ("Soho") for a loan in the principal amount of AUD750,000 with interest at 10% per annum. By an Unsecured Loan Deed dated May 6, 2015 Soho agreed to amend and replace the Convertible Note Deed dated September 28, 2010 and convert 60% of the principal and all accrued interest through May 6, 2015, to 6,371,722 shares in Mariposa Australia which automatically converted to 656,505 shares in Mariposa US upon execution by Mariposa Australia of the Purchase Agreement with Mariposa US. Under the terms of the Unsecured Loan Deed, Soho agreed to convert the remaining 40% of the unpaid principal and accrued interest under the Convertible Note Deed into 437,671 shares of Mariposa US upon Mariposa US listing on a recognised exchange (e.g., NASDAQ) unless the value of these shares at listing is less than the debt, in which case the remaining debt will become a senior note with an annual interest rate of 12.5%, all principal and accrued interest being due 12 months from the listing. In the event that Mariposa US does not list on a recognized exchange, the debt of AUD368,024 will remain the obligation of Mariposa Australia.

Mariposa Australia executed a Convertible Note on January 28, 2015 with Lyndcote Super Pty Ltd ("Lyndcote") for a loan in the principal amount of AUD100,000 with interest at 15% per annum, with a maturity date of June 30, 2018 and interest to accrue and be paid quarterly in arrears on March 31, June 30, September 30 and December 31 during the term of the loan. The loan is convertible at the election of Lyndcote into shares of Mariposa US at a conversion price of AUD0.15 per share. Mariposa Australia agreed to escrow AUD100,000 from its first receipt of such funds to repay Lyndcote the principal amount of its loan.

The foregoing descriptions of these convertible notes described above do not purport to be complete and are qualified in its entirety by reference to the those convertible loans which are filed as exhibits 10.5 and 10.6, respectively, to this Current Report on Form 8-K.

Bridge Facility

On June 19, 2015, we entered into a term loan with PTS, Inc., an affiliate of Expert Capita Investments Limited, for $500,000 in principal amount, the proceeds of which may be drawn down as we require and will be used for general working capital. The Note accrues interest at 10.0% and is senior to other debt obligations of Mariposa US now that the Purchase Agreement has been executed. All outstanding principal and interest is due on the maturity date, which is 120 days from the closing date of the term loan. We also issued PTS, Inc. a warrant representing the right to acquire up to 400,000 shares of our common stock at an exercise price of $0.001 per share for five years from the date of the warrant, such number of shares to depend on the amount of the Note that is drawn down. The foregoing description of the Note described above does not purport to be complete and is qualified in its entirety by reference to the Note which is filed as exhibit 10.7 to this Current Report on Form 8-K.

Purchase of Shell

In return for arranging for and purchasing Mariposa US Inc., Expert Capital Investments Limited received 1,500,000 shares of our common stock or 15% of the issued and outstanding shares of our common stock at the time of the Purchase.

Description of Securities

The authorized capital stock of the Company consists of 110,000,000 shares, including 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, 9,561,211 shares of common stock and no shares of preferred stock are issued and outstanding.

Common Stock

Voting Rights. All shares of the Company’s common stock have equal voting rights, with one vote per share, on all matters submitted to the stockholders for their consideration. The shares of common stock do not have cumulative voting rights.

Dividends. Subject to the prior rights of the holders of any series of preferred stock which may be issued, holders of common stock are entitled to receive dividends, when and if declared by the Board of Directors, out of company funds legally available therefor.

Preemptive and Liquidation Rights. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares, or any conversion rights. Upon a liquidation, dissolution, or winding up of the affairs of the company, holders of the common stock will be entitled to share ratably in the assets available for distribution to such stockholders after the payment of all liabilities and after the liquidation preference of any preferred stock outstanding at the time.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, none of which is issued and outstanding. Under our Certificate of Incorporation, the Board of Directors may issue shares of preferred stock in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors may determine. This is commonly referred to as “blank check” preferred stock. Blank check preferred stock may make it more difficult for current management to be replaced since management may use it to defeat an unsolicited takeover by increasing the number of shares of common stock held by existing shareholders.

Exclusive Jurisdiction

Under the provisions of our Bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies' charters and Bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Bylaws to be inapplicable or unenforceable in such action.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not currently trading on any stock exchange and is not it quoted on any quotation system or traded in any other manner in the public markets. We are not aware of any market activity in our stock since inception through the date of this filing.

Holders

As of the date of this filing, there are 59 record holders of 9,561,211 shares of our common stock.

Dividends

We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends if any, on the common stock will rest solely within the discretion of the Board of Directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since inception.

Changes in and Disagreements with Accountants On Accounting and Financial Disclosure

See the information set forth in Item 4.01 of this Current Report on Form 8-K which is incorporated herein by reference.

Recent Sales of Unregistered Securities

See the information set forth in Item 3.02 of this Current Report on Form 8-K which is incorporated herein by reference.

Indemnification of Directors and Officers

Our Certificate of Incorporation provides that our current and former directors and officers shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law. Such indemnification is mandatory. Additionally, our Certificate of Incorporation permits, but does not require, the indemnification in certain circumstances of employees or other agents to the extent permitted by the Delaware General Corporation Law. Our certificate of incorporation expressly provides that the advancement of expenses to directors and officers is mandatory and not subject to the discretion of our Board of Directors, provided that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Additionally, our Certificate of Incorporation permits, but does not require, the advancement of expenses to any of our employees or other agents that are entitled to indemnification, provided that any of such employees or other agents who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitations of liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Anti-Takeover Effects of Provisions of our Charter and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock

The ability to authorize "blank check" preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

Classified Board of Directors

Our Certificate of Incorporation provides for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our Company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal of Directors

Our bylaws prohibit cumulative voting in the election of directors. Our Bylaws provide that our directors may be removed by our stockholders only for cause. Our Bylaws also provide that vacancies on the Board may be filled by a majority of directors then in office, or by a sole remaining director. These provisions may discourage, delay or prevent the removal of incumbent directors.

Calling of Special Meetings of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by our Board of Directors, the chairperson of the Board, our chief executive officer or our president (in the absence of a chief executive officer). Our Bylaws expressly provide that special meetings of stockholders may not be called by any other person, which would include stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors. The Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	At or subsequent to the time of the transaction, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our Certificate of Incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Item 3.02. Unregistered Sales of Equity Securities

Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference. In addition, we made these private sales in accordance with the provisions of the Australian Securities and Investments Commission Act 2001, as amended:

Period End		Date of Issue	Common Stock Balance	Shares Issued	Price per share
			$AUD	No.	$AUD
31-Dec-10	Opening Balance		22,735,200
31-Dec-11	Closing Balance		22,735,200
31-Dec-12	Closing Balance		22,735,200
		Oct-13		2,050,392	0.090
31-Dec-13	Closing Balance		24,785,592
		Feb-14		2,000,000	0.100
		Feb-14		1,969,697	0.165
		Mar-14		867,500	0.100
		Jul-14		23,151,599	0.100
		Oct-14		376,667	0.150
		Dec-14		1,365,987	0.150
31-Dec-14	Closing Balance		54,517,042

		Jan-14		616,667	0.15
		May-14		6,371,216	0.15
		May-14		2,527,009	0.15
29-May-15	Closing Balance		64,031,934

Item 4.01. Changes in Registrant’s Certifying Accountant

Not Applicable

Item 5.01. Changes in Control of Registrant.

As a result of the Purchase, the Company experienced a change in control, with the former stockholders of Mariposa Australia acquiring control of the Company. Additionally, as a result of the Purchase, the Company ceased being a shell company. Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 19, 2015, in connection with the Purchase, Dr. Phillip Comans, Kevin Lynn and Margaret Bridges were appointed to the Company’s Board of Directors and Curtis Riley resigned from the Company’s Board of Directors and from all of his positions as an officer of the Company. Their resignations were in connection with the Purchase and did not relate to any disagreement with the Company.

Item 5.03 Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

On March 5, 2015 we filed an Amended and Restated Certificate of Incorporation under which we entered into a 1:5 reverse split to reduce our outstanding shares of common stock from 10,000,000 shares to 2,000,000 shares and to authorize a classified Board of Directors. Under a classified Board of Directors, directors serve staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified Board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our Company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Item 5.06. Change in Shell Company Status

Pursuant to the Purchase disclosed in Items 1.01 and 2.01 of this current report, the Company ceased being a shell company as of June 19, 2015. Reference is made to the disclosures set forth in Items 1.01 and 2.01 of this current report, which disclosures are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a), Mariposa Australia’s audited financial statements for the fiscal years ended June 30, 2013 and 2014 are filed in this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K.

(c) Exhibits

3(i)	Amended and Restated Certificate of Incorporation filed March 5, 2015

4.1	Form of common stock certificate

10.1	Share Purchase Agreement dated June 1, 2015, by and between Mariposa US Inc. and Mariposa Health Limited

10.2	Asset Assignment Agreement dated August 16, 2010 between Mariposa Health Limited and Activus Pharmaceuticals*

10.3	Stock Sale and Purchase Agreement dated February 24, 2014, among Mariposa Health Limited, Hunter Immunology Pty. Limited and Bioxyne Limited*

10.4	Royalty Agreement dated February 24, 2014, among Mariposa Health Limited, Bioxyne Limited and Hunter Immunology Pty Ltd.*

10.5	Exclusive License Agreement dated June 7, 2015 among Mariposa Health Limited, Hunter Immunology Pty Ltd. and Shanxi Kangbao Biological Product Co., Ltd.*

10.6	Convertible Note dated January 28, 2015, between Mariposa Health Limited and Lyndcote Super Pty Ltd

10.7	Unsecured Loan Deed dated May 6, 2015, between Mariposa Health Limited and PT Soho Industri Pharmasi.

10.8	Senior Note dated June 17, 2015, between Mariposa Health Limited and PTS, Inc.

10.9	Employment Agreement dated June 1, 2015 with Dr. .Phillip Comans

10.10	Employment Agreement dated June 1, 2015 with Kevin Lynn

21.1	Subsidiaries of the registrant

23.1	Consent of UHY Haines Norton Chartered Accountants

99.1	Unaudited pro forma financial statements

*Portions of this exhibit 10.1 have been omitted and separately filed with the SEC with a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 25, 2015	Mariposa Health, Inc.

	By:	/s/ Dr. Phillip Comans
Dr. Phillip Comans
President

Level 11 | 1 York Street | Sydney | NSW | 2000 GPO Box 4137 | Sydney | NSW | 2001 t: +61 2 9256 6600 | f: +61 2 9256 6611 sydney@uhyhn.com.au

www.uhyhnsydney.com.au

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Mariposa Health Limited

We have audited the accompanying consolidated balance sheets of Mariposa Health Limited as of June 30, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2014. Mariposa Health Limited’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mariposa Health Limited as of June 30, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Mariposa Health Limited will continue as a going concern. As more fully described in Note 1 – Going Concern, the Company has incurred recurring operating losses and will require raising of further capital and continued forbearance of its creditors to support its ongoing working capital requirements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 – Going Concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

UHY Haines Norton Chartered Accountants

Sydney, Australia

April 14, 2015

An association of independent firms in Australia and New Zealand and a member of UHY International, a network of independent accounting and consulting firms.
UHY Haines Norton—ABN 85 140 758 156 NSWBN 98 133 826
Liability limited by a scheme approved under Professional Standards Legislation.

MARIPOSA HEALTH LIMITED AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	June 30, 2013
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,413	$997
Other assets	5,349	-
TOTAL CURRENT ASSETS	9,762	997

NON-CURRENT ASSETS
Property and equipment, net	-	241
Intangible assets, net	1,006,951	519,012
TOTAL NON-CURRENT ASSETS	1,006,951	519,253

TOTAL ASSETS	$1,016,713	$520,250

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Trade and other payables	$1,831,233	$1,310,699
Related party notes payable	553,154	485,419
Convertible note payable	706,425	684,975
TOTAL CURRENT LIABILITIES	3,090,812	2,481,093

NON-CURRENT LIABILITIES

Shareholder loans	-	-
TOTAL NON-CURRENT LIABILITIES	-	-

TOTAL LIABILITIES	3,090,812	2,481,093

STOCKHOLDERS' DEFICIT
Common stock, no par value and 29,622,693 and 22,735,200 shares issued and outstanding, respectively	$1,368,701	$618,690
Other accumulated comprehensive income	125,820	207,658
Accumulated deficit	(3,568,620)	(2,787,191)
TOTAL STOCKHOLDERS' DEFICIT	(2,074,099)	(1,960,843)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,016,713	$520,250

The accompanying notes are an integral part of these consolidated financial statements

MARIPOSA HEALTH LIMITED AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE FISCAL YEARS ENDED JUNE 30, 2014 AND 2013

	June 30, 2014	June 30, 2013

Revenue	$-	$-
Cost of revenue	-	-
Gross profit	-	-

Operating Expenses

Research and development	260,928	201,307
Compensation, directors and officers	226,468	248,510
Depreciation and amortization	69,793	78,353
General and administration expenses	114,036	72,170
Total operating expenses	671,225	600,340

Loss from operations	(671,225)	(600,340)

Other Income (Expense)
Interest income	162	82
Financing costs	(110,367)	(100,087)
Other income	-	-
Total Other Income (Expense)	(110,205)	(100,005)

Loss from operations before income taxes	(781,430)	(700,345)

Provision for income taxes	-	-

Net loss	(781,430)	(700,345)
Other comprehensive (loss) income
Foreign currency translation	(81,838)	206,319
		.
Comprehensive loss	$(863,268)	$(494,026)

Net loss per share
Basic and Diluted:
Basic	$(0.030)	$(0.031)
Diluted	$(0.030)	$(0.031)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	26,016,152	22,735,218

Diluted	26,016,152	22,735,218

The accompanying notes are an integral part of these consolidated financial statements

MARIPOSA HEALTH LIMITED AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEAR ENDED JUNE 30, 2014 AND 2013

	June 30, 2014	June 30, 2013

Net loss from operations	$(781,430)	$(700,345)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	69,793	78,353

(Increase) decrease in assets:
Other receivables	(5,214)	3,097
Increase (decrease) in current liabilities:
Trade and other payables	397,001	493,746

Net cash used in operating activities	(319,850)	(125,149)

Cash flows from investing activities
Acquisition of Hunter Immunology Pty Ltd	(156,985)	-

Net cash used in investing activities	(156,985)	-

Cash flows from financing activities
Proceeds from issuance of shares	432,583	-
Proceeds from loan	51,196	107,311

Net cash provided by financing activities	483,779	107,311

Effect of exchange rate changes	(3,528)	80

Net increase (decrease) in cash and cash equivalents	3,416	(17,758)
Cash and cash equivalents at the beginning of the period	997	18,755

Cash and cash equivalents at the end of the period	$4,413	$997

Supplemental disclosures
Cash paid during the period for:
Income tax payments	$-	$-
Interest payments	$-	$-

Supplemental schedule of non-cash financing activities:
Issuance of shares for acquisition of Hunter Immunology Pty Ltd	$291,525	$-
Issuance of shares for payments for operations	$25,903	$-

The accompanying notes are an integral part of these consolidated financial statements

MARIPOSA HEALTH LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Shares	Stock Amount	Comprehensive Income (Loss)	Accumulated Deficit	Stockholders' Deficit
Balance July 1, 2012	22,735,200	$618,690	$1,339	$(2,086,845)	$(1,466,816)
Net (loss) income for year ended June 30, 2013	-	-	206,319	(700,345)	$(494,026)

Balance June 30, 2013	22,735,200	618,690	207,658	(2,787,190)	(1,960,843)
Proceeds for the issuance of stock
- cash	4,917,796	458,486	-	-	458,486
- Issuance for business acquisition	1,969,697	291,525	-	-	291,525
Foreign exchange translation adjustment	-	-	(81,838)	-	(81,838)
Net loss for year ended June 30, 2014	-	-	-	(781,430)	(781,430)
Balance June 30, 2014	29,622,693	$1,368,701	$125,820	$(3,568,620)	$(2,074,099)

The accompanying notes are an integral part of these consolidated financial statements

MARIPOSA HEALTH LIMITED AND SUBISIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

Note 1 – Basis of Presentation and Significant Accounting Policies

Nature of Business

Mariposa Health Limited (“Mariposa” or the “Company”) is a pharmaceutical research and development company that was formed as an Australian proprietary limited entity on November 13, 2008 and converted to an Australian public company on September 9, 2010. The Company has two projects in Phase 2 clinical development in the areas of COPD and asthma treatment. On February 24, 2014 we completed the acquisition of Hunter Immunology Pty. Limited, an Australian entity, now a wholly owned Subsidiary.

The operations of the Company are governed by the provisions of the Company’s Constitution.

Principles of Consolidation and Reporting

The Company presents its financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned Subsidiary. All significant intercompany transactions and balances have been eliminated upon consolidation.

Liquidity Matters

Based upon its current projection of expenses and other operating costs, management believes that its current cash position and available financing provide sufficient resources and operating flexibility through at least the next twelve months. However, there can be no assurance that the Company will successfully implement its plans. In the event that existing cash resources are not sufficient, additional sources of financing will be required in order to maintain the Company’s current operations. Whereas management believes it will have access to other financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, on a timely basis or at all.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amount of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. The estimates that are particularly significant to the financial statements include estimates of the Company’s future cash flows in relation to exploration on its properties, depreciation, depletion and amortization, operating expenses, fair values of assets and liabilities. As fair value is a market-based measurement, it is determined based on the assumptions that market participants would use. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. Actual results could differ from these estimates. Any changes in estimates resulting from continuous changes in the economic environment will be reflected in the financial statements in future periods.

Foreign Currency Translation and Comprehensive Income (Loss)

The accounts of Mariposa and its wholly owned Subsidiary are maintained, and its financial statements were expressed, in Australian Dollars (“AUD”). Such financial statements were translated into United States Dollars (“USD”) with the AUD as the functional currency. All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents. Outstanding checks in excess of funds on deposit are included in “accounts payable and accrued expenses” on the consolidated balance sheets and are classified as financing activities on the consolidated statements of cash flows.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer equipment, 3 to 5 years; furniture and fixtures 5 to 7 years.

As of June 30, 2014 and June 30, 2013, Property and Equipment consisted of the following:

	June 30, 2014	June 30, 2013
Property and equipment	1,498	1,498
Opening Accumulated Depreciation	(1,498)	(1,257)
Depreciation for the year	-	241

Depreciation expense was $0 and $241 for June 30, 2014 and 2013, respectively.

Intangible Assets

Mariposa evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset group may not be recoverable. The Company assesses the fair value of the assets based on the amount of the undiscounted future cash flow that the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flow expected to result from the use of the asset, plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When Mariposa identifies an impairment, the Company reduces the carrying value of the group of assets to comparable market values, when available and appropriate, or to its estimated fair value based on a discounted cash flow approach.

Intangible assets, such as purchased technology, are generally recorded in connection with a business acquisition. The value assigned to intangible assets is usually based on estimates and judgments regarding expectations for the success and life cycle of products and technology acquired. Mariposa evaluates the useful lives of its intangible assets each reporting period to determine whether events and circumstances require revising the remaining period of amortization. In addition, Applied reviews intangible assets for impairment when events or changes in circumstances indicate their carrying value may not be recoverable. Management considers such indicators as significant differences in actual product acceptance from the estimates, changes in the competitive and economic environment, technological advances, and changes in cost structure. In the fourth quarter of fiscal 2014, Mariposa performed an impairment analysis on the carrying value of its intangible assets and determined that there was no impairment.

Goodwill and indefinite-lived assets are not amortized, but are reviewed for impairment annually during the fourth quarter of each fiscal year and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Purchased technology and other intangible assets, such as patents, are presented at cost, net of accumulated amortization, and are amortized over their estimated useful lives of 1 to 15 years using the straight-line method.

Patents and trademarks are recognised at cost of acquisition only when it is probable that the products they relate to will generate future economic benefits, and the cost of the patent can be reassured reliably. Patents and trademarks that are recognized at cost, have a finite life and are carried at cost less any accumulated amortisation and any impairment losses. Patents and trademarks are amortised over their useful life.

Research and development

Research expenditure is recognised as an expense as incurred. Costs incurred on development projects (relating to the design and testing of new or improved products) are recognised as intangible assets when it is probable that the project will, after considering its commercial and technical feasibility, be completed and generate future economic benefits and its costs can be measured reliably.

Fair Value of Financial Instruments

For certain types of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

The following table presents assets that are measured at fair value on a recurring basis at June 30, 2013 and June30, 2014:

June 30, 2014	Total	Level 1	Level 2	Level 3

Liabilities
Convertible note payable	$706,425	$-	$706,425	$-
Total	$706,425	$-	$706,425	$-

June 30, 2013	Total	Level 1	Level 2	Level 3

Liabilities
Convertible note payable	$684,975	$-	$684,975	$-
Total	$684,975	$-	$684,975	$-

The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. The Company evaluated the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. There were no transfers between Level 1, Level 2, or Level 3 for the periods ended June 30, 2013 and June 30, 2014.

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax liability or asset is established for the expected future tax consequences resulting from the differences in financial reporting and tax bases of assets and liabilities. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by the authoritative guidance on income taxes. Amounts for uncertain tax positions are adjusted in periods when new information becomes available or when positions are effectively settled. The Company recognizes accrued interest and penalties related to uncertain tax positions as a component of income tax expense.

Earnings Per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

The following table sets for the computation of basic and diluted earnings per share for the fiscal years ended June 30, 2014 and 2013:

	June 30, 2014	June 30, 2013
Net Loss	$(781,430)	$(700,345)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	26,016,152	22,735,218
Diluted	26,016,152	22,735,218

Net loss per share
Basic and Diluted:
Basic	$(0.030)	$(0.031)
Diluted	$(0.030)	$(0.031)

The effect of the shares related to the convertible note payable (Note 5) has not been taken into consideration as it would be considered anti-dilutive. The Company has no options or warrants on issue.

Statement of Cash Flows

In accordance ASC Topic 230, “Statement of Cash Flows”, cash flows from the Company’s operations are based upon local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Under the terms of the Convertible Note, the Lender will become entitled to payment of interest at the Default Rate of 3% upon the service by it on the Company of a Default Notice. To date no default notice has been received by the Company. The company has contingent liability of $80,710. No provision has been made in the financial statements in respect of this contingency.

Segment Reporting

Management treats the operation of the Company as one segment being pharmaceutical research and development activities in Australia and Japan.

Going Concern

The financial statements have been prepared assuming that Mariposa Health Limited will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. For the year ended June 30, 2014 (“Fiscal 2014”), the Company had a net loss of $781,430 and net cash used by operating activities of $319,850, compared to a net loss of $700,345 and net cash used by operating activities of $125,149 for the year ended June 30, 2013 (“Fiscal 2013”).

The Company continues to enact measures to address liquidity, working capital and operating concerns including issuance of capital stock for cash, and repayment of loans, fees and expenses as well as executing new debt financing arrangements, as further described in Note 9 to the consolidated financial statements.

In view of the Company’s net asset deficit position and its projected financial expenditures, it will require continued forbearance of its creditors and raising of further capital to support its ongoing working capital requirements during the ensuing 12 month period or until such time that the Company completes its proposed listing in the US with another company currently listed on the OTC market, with a view to listing on the second board of the New York stock exchange or NASDAQ in 2015.

The ability of the Company to continue as a going concern is therefore dependent on the continued forbearance of its creditors and the ability of the Directors to raise additional capital. The Directors of Mariposa Health Limited are confident that creditors will continue to provide extended credit to the Company and that they will be able to successfully complete further capital raising initiatives, and that the Company will therefore continue as a going concern. Accordingly, the financial report has been prepared on the going concern basis. However, in the event that the Company is not able to obtain the continued forbearance of its creditors and the Company is unsuccessful in its capital raising initiatives, there is significant uncertainty as to whether the Company will continue as a going concern, and therefore whether it will realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in the Financial Statements.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of or classification of liabilities that might be necessary as a result of this uncertainty.

New Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

Note 2 – BUSINESS ACQUISITION

On 24 February 2014, Mariposa Health Limited acquired a subsidiary of Bioxyne Limited, (an ASX listed company – code BXN) Hunter Immunology Pty Limited, whose assets include the COPD related HI-164OV intellectual property. The Company paid cash of AUD $175,000 (USD$156,985) and agreed to assume a debt of AUD $76,553 (USD$68,669) of the acquiree as well as issuing 1,969,697 shares in Mariposa Health Limited. Other terms include deferred consideration of $1 million on commercialisation of HI-164OV, subject to agreed milestone in the next 5 years. Additional terms include an ongoing royalty of 2% to 6.5% subject to the successful commercialisation of HI-164OV and the structure of such commercialisation.

The following table summarizes the consideration paid for Hunter and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date.

Consideration
Cash	$156,985
Equity Instruments (1,969,697 common shares in Mariposa)	291,525
Fair value to total consideration assets acquired	$448,510

Recognized amounts of identifiable assets acquired and liabilities assumed
Identifiable intangible asset	$517,179
Trade payables and accrued expenses assumed	(68,669)
Total identifiable assets	$448,510

The total consideration was broken into and apportioned across:

•	Cash (short term)
•	Shares (short to medium term)
•	Milestone (medium to long term)
•	Royalty (long term)

Part of the acquisition agreement calls for contingent consideration arrangement that includes a deferred consideration of AUD$1,000,000 upon the Company’s successful commercialization of HI-1640V, subject to milestones through February 2019. In addition there is an ongoing royalty of 2% to 6.5% subject to the successful commercialization of HI-1640V and the structure of the commercialization.

At the acquisition date, contingent consideration was valued at $0. This fair valuation was predicated upon both the Buyer’s and Seller’s determination that the range of potential outcomes for the HI-164OV intellectual property and for the contingent consideration related thereto was not possible to estimate with any reasonable degree of confidence. Hence, any/ all triggering events giving rise to future milestone and royalty contingent consideration payments were deemed to be extremely speculative, highly unlikely and only remotely possible, given the assets very early stage of development.

Consideration that is presented in the books of the Mariposa for the acquisition of HI-164OV was the cash, debt accepted and shares.

Note 3 – INTANGIBLE ASSETS

Mariposa’s methodology for allocating the purchase price relating to purchase acquisitions is determined through established and generally accepted valuation techniques.

The process of evaluating the potential impairment of goodwill and intangible assets requires significant judgment, especially in emerging markets. Mariposa regularly monitors current business conditions and other factors including, but not limited to, adverse industry or economic trends, restructuring actions and lower projections of profitability that may impact future operating results.

A summary of Mariposa’s purchased technology and intangible assets is set forth below:

	June 30, 2014	June 30, 2013
	$	$

	$1,006,951	$519,253

Movements in Carrying Amounts
Cost at the beginning of the year	733,083	733,083
Foreign exchange rate adjustment to cost	6,479	(34,074)
Additions	517,179	-
Less: Accumulated Amortisation	(249,790)	(179,997)
Balance at the end of year	$1,006,951	$519,012

The amortisation of intangibles assets is over 15 years as detailed in Note 1- Intangible assets acquired separately.

Mariposa amortizes purchased intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, ranging from 1 to 15 years. For the fiscal year 2014 and 2013, amortization expense was charged of $69,793 and $78,353 respectively.

As of June 30, 2014, future estimated amortization expense is expected to be as follows:

June 30, 2015	$69,793
June 30, 2016	69,793
June 30, 2017	69,793
June 30, 2018	69,793
June 30, 2019	69,793
June 30, 2020	69,793
June 30, 2021	69,793
June 30, 2022	69,793
June 30, 2023	69,793
June 30, 2024	69,793
June 30, 2025	69,793
June 30, 2026	69,793
June 30, 2027	69,793
June 30, 2028	69,793
June 30, 2029	28,949
$1,006,051

Note 4 – TRADE AND OTHER PAYABLE

As of June 30, 2014 and June 30, 2013, trade and other payable are comprised of the following:

	June 30, 2014	June 30, 2013
Trade payables	$94,294	$28,204
Accrued wages and directors fees	1,378,371	1,043,619
Accrued interest	308,206	198,523
Other accrued expenses	50,362	40,353
Total payables	$1,831,233	$1,310,699

Note 5 – CONVERTIBLE NOTE PAYABLE

The Company on September 29, 2010 issued a convertible note in the amount of AUD $750,000 with interest at 6% per annum and a maturity date of September 28, 2013. The convertible note may be converted into 14.9% of common shares on a change of control (merger or takeover) of the Company. Prior to maturity, a change of control or a qualifying event, the conversion is at the request of the note holder. The conversion to common shares is automatically triggered if a qualifying event occurs. The total accrued interest on the Convertible Note as of June 30, 2014 was $154,541 and June 30, 2013, $113,443. These amounts are included in trade and other payables.

As of December 31, 2014 and the date of this report the convertible note is outstanding and has not been converted. The Company is currently in negotiations with the note holder to amend the terms of the note. The note holder has not made any demands for payment.

Under the terms of the Convertible Note, the Lender will become entitled to payment of interest at the Default Rate of 3% upon the service by it on the Company of a Default Notice. To date no default notice has been received by the Company. The company has contingent liability of $80,710. No provision has been made in the financial statements in respect of this contingency.

The conversion feature of the convertible note is not viewed separately from the debt. Therefore, no value is assigned to the conversion feature.

Note 6 – RELATED PARTY NOTES PAYABLE

As of June 30, 2014 and June 30, 2013, the Company had a various loans payable to directors of the Company. All loans bear interest at the rate of 12.5% per annum and are due upon demand. Related interest is accrued and reported in accrued expenses.

	June 30, 2014	June 30, 2013

Related Party notes payable	$553,154	$485,419

Directors lent the Company a total (including interest) of USD $671,205) to fund the Company’s operations being an additional USD $118,051 on the balance as at June 30, 2014. On October 30, 2014 the shareholders of the Company approved the issuance of 7,290,096 shares of common stock at AUD $0.10 per share related to the conversion of total Directors Loans to shares, being the repayment of all Director loans and interest accrued to the period October 30, 2014, totaling AUD $729,009 (USD $671,205).

The total accrued interest on the Directors Loans to June 30, 2014 was USD$148,824 and June 30, 2013, USD$ 85,080. These amounts are included in trade and other payable in the accompanying Consolidated Balance Sheet at June 30, 2014 and June 30, 2013.

Directors Fees and Salaries

At June 30, 2014, the Company had Directors Fees and salaries owing of $740,340.

	June 30, 2014	June 30, 2013

Directors Fees and Salaries	$740,340	$334,867

In July 31, 2014, the directors chose to convert accrued directors fees and salaries to June 30, 2014 of AUD $804,100 (USD$740,340) to shares of common stock. Company approved the issuance of 8,041,000 shares of common stock at AUD $0.10 per share related to the conversion of total Directors Fees and Salaries to shares.

These amounts are included in trade and other payables in the accompanying Consolidated Balance Sheet at June 30, 2014 and June 30, 2013.

Note 7 – COMMON STOCK

The Company has 29,622,693 shares of common stock, no par value, issued as of June 30, 2014 at $1,368,701. The company had no treasury stock as of June 30, 2014. Each share of common stock is entitled to one (1) vote.

Terms of Issue:

(i)	Fully paid ordinary shares

Ordinary shares participate in dividends and are entitled to one vote per share at shareholders meetings. In the event of winding up the company, ordinary shareholders rank after creditors and are entitled to any proceeds of liquidation in proportion to the number of shares held.

(ii)	Options

There are no Options on issue as at 31 December 2014 in the capital of the company.

Effective 1 July 1998, in Australia, the Company Law Review abolished the concept of par value shares and concept of authorised capital. Accordingly, the company does not have authorised capital or par value in respect of the issued shares.

Note 8 – INCOME TAX

The following is the income tax expense reflected in the Statement of Operations for the years ended June 30, 2014 and 2013:

INCOME TAX EXPENSE

	June 30, 2014	June 30, 2013
Income tax expense - current	$-	$-
Income tax expense - deferred	-	-
Total	$-	$-

The following are the components of income before income tax reflected in the Statement of Operations for the year ended June 30, 2014 and 2013:

COMPONENT OF INCOME BEFORE INCOME TAX

	June 30, 2014	June 30, 2013
Loss from operations	$(781,430)	$(700,345)
Income tax	-	-
Effective tax rate	0%	0%

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the Statement of Operations for the three months ended September 30, 2104 and 2013:

INCOME TAX RECONCILIATION

	June 30, 2014	June 30, 2013
US statutory rates	34%	34%
Tax rate difference	-4%	-4%
Loss from operations	30%	30%
Tax expenses at actual rate	-	-

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, the Company began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimate the Company are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company consider three years of cumulative operating income (loss).

As of June 30, 2014 and 2013, the Company had NOL’s of approximately AUD $18,993,500 and AUD$2,639,268 to offset future taxable income. The NOLs can be carried forward without expiration in Australia. Management believes that all NOLs will be not be utilized in the near future and therefore deferred tax assets as of June 30, 2014 and 2013 were fully reserved.

Note 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 2015

Issued shares as follows to December 2014:

	$	Shares

Repayment of Directors Loans	671,205	7,290,096

Repayment of Loans	37,542	407,748

Repayment of Directors Fees	740,340	8,041,000

Payments for Operations	728,909	7,333,838

Total non-cash share issue	2,177,996	23,072,682

Issue of shares for cash	243,352	1,821,667

	$2,421,348	24,894,349

In January 2015 the TA-270 patent was allowed for use in the treatment of COPD in the US.

In February 2015 the Company:

o	Issued a Convertible Note for AUD $100,000 at an interest rate of 15% expiring 30 June 2018.
o	Continued negotiations with a Chinese Pharma company the licensing of HI-164 in China, Taiwan and Hong Kong.
o	Continued toward a listing in the US with a company currently listed on the OTC market, with a view to listing on the second board of the New York stock exchange or NASDAQ in 2015.
o	Issued 366,667 shares at AUD 15 cents per shares AUD $55,000.

MARIPOSA HEALTH LIMITED  AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2015 (Unaudited)	June 30, 2014

CURRENT ASSETS
Cash and cash equivalents	$26,319	$4,413
Other assets	2,134	5,349
TOTAL CURRENT ASSETS	28,453	9,762

NON-CURRENT ASSETS
Other assets	-	-
Intangible assets, net	778,308	1,006,951
TOTAL NON-CURRENT ASSETS	778,308	1,006,951

TOTAL ASSETS	$806,761	$1,016,713

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Trade and other payables	$547,050	$1,831,233
Related party notes payable	-	553,154
Convertible note payable	653,565	706,425

TOTAL LIABILITIES	1,200,615	3,090,812

STOCKHOLDERS' DEFICIT
Common stock, no par value and 55,133,708 and 29,622,693 shares issued and outstanding, respectively	3,865,539	1,368,701
Other accumulated comprehensive income	204,749	125,820
Accumulated deficit	(4,464,142)	(3,568,620)
TOTAL STOCKHOLDERS' DEFICIT	(393,854)	(2,074,099)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$806,761	$1,016,713

The accompanying notes are an integral part of these consolidated financial statements

MARIPOSA HEALTH LIMITED  AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Nine Months Ended
	March 31, 2015	March 31, 2014

Revenue	$-	$-
Cost of revenue	-	-
Gross profit	-	-

Operating Expenses

Research and development	(126,180)	(168,842)
Compensation, directors and officers	(181,820)	(31,124)
Depreciation and amortization	(48,682)	(34,831)
General and administration expenses	(461,247)	(91,423)
Total operating expenses	(817,929)	(326,220)
Loss from operations	(817,929)	(326,220)

Other Income (Expense)
Interest income	97	62
Financing costs	(66,330)	(50,031)
Total Other Income (Expense)	(66,233)	(49,969)
Loss from operations before income taxes	(884,162)	(376,189)
Provision for income taxes	-	-

Net loss	(884,162)	(376,189)
Foreign currency translation	78,929	(17,564)
		.
Comprehensive loss	$(805,233)	$(393,753)
Net loss per share
Basic and Diluted:
Basic	$(0.016)	$(0.013)
Diluted	$(0.016)	$(0.013)

Weighted average number of shares used in computing basic and diluted net loss per share:
Basic	55,133,708	29,622,693
Diluted	55,133,708	29,622,693

The accompanying notes are an integral part of these consolidated financial statements

MARIPOSA HEALTH LIMITED  AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended
	March 31, 2015	March 31, 2014

Net loss from operations	$(884,162)	$(376,189)

Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	48,682	34,831
Other Non Cash Operating Expenses	292,513	-
(Increase) decrease in assets:
Other receivables	2,487	-
Increase (decrease) in current liabilities:
Trade and other payables	245,887	198,648
Net cash used in operating activities:	(294,593)	(142,710)

Cash flows from investing activities
Deposit on acquisition of HI-164OV	-	(15,977)
Net cash provided by investing:	-	(15,977)

Cash flows from financing activities
Proceeds from convertible note	85,667
Proceeds from issuance of shares	234,236	168,465
Net cash provided by financing activities	319,903	168,465

Effect of exchange rate changes	(3,404)	117

Net increase (decrease) in cash and cash equivalents	21,906	9,895
Cash and cash equivalents at the beginning of the period	4,413	1,016

Cash and cash equivalents at the end of the period	$26,319	$10,911

Supplemental disclosures
Cash paid during the period for:
Income tax payments	$-	$-
Interest payments	$-	$-

Supplemental schedule of non-cash financing activities:
Repayment of Directors Loans	$671,205	-
Repayment of Loan	$37,542	-
Payment of Directors Fees	$740,340	-
Payments for Operations	$813,515	-
Total Non-Cash Payments	$2,262,602	-

  MARIPOSA HEALTH LIMITED  AND SUBSIDIARY

  CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock
	Common Shares	Stock Amount	Comprehensive Income (Loss)	Accumulated Deficit	Stockholders' Deficit
Balance July 1, 2012	22,735,200	$618,690	$1,339	$(2,086,845)	$(1,466,816)
Net (loss) income for year ended June 30, 2013	-	-	206,319	(700,345)	$(494,026)
Balance June 30, 2013	22,735,200	618,690	207,658	(2,787,190)	(1,960,842)
Proceeds for the issuance of stock
- cash	4,917,796	458,486	-	-	458,486
- issuance for business acquisition	1,969,697	291,525	-	-	291,525
Foreign exchange translation adjustment	-	-	(81,838)	-	(81,838)
Net loss for year ended June 30, 2014	-	-	-	(781,430)	(781,430)
Balance June 30, 2014	29,622,693	$1,368,701	$125,820	$(3,568,620)	$(2,074,099)

Proceeds for the issuance of stock
- cash	2,188,333	234,236	-	-	234,236
- non cash	23,322,682	2,262,602	-	-	2,262,602
Foreign exchange translation adjustment	-	-	78,929	(11,360)	67,569
Net loss for period ended March 31, 2015	-	-	-	(884,162)	(884,162)
Balance March 31, 2015	55,133,708	3,865,539	204,749	(4,464,142)	(393,854)

  The accompanying notes are an integral part of these consolidated financial statements

MARIPOSA HEALTH LIMITED AND SUBISIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

Note 1 – Basis of Presentation and Significant Accounting Policies

Unaudited Interim Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information.   Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the financial statements presented not misleading.  The results of operations for such interim periods are not necessarily indicative of operations for a full year.  While management of the Company believes that the disclosures presented herein are adequate and not misleading, these condensed interim financial statements should be read in conjunction with the audited combined financial statements and the footnotes thereto for the nine months ended March 31, 2015.

Nature of Business

Mariposa Health Limited (“Mariposa” or the “Company”) is a pharmaceutical research and development company that was formed as an Australian proprietary limited entity on November 13, 2008 and converted to an Australian public company on September 9, 2010. The Company has two projects in Phase 2 clinical development in the areas of COPD and asthma treatment. On February 24, 2014 the Company completed the acquisition of Hunter Immunology Pty. Limited, an

Australian entity, now a wholly owned Subsidiary.

The operations of the Company are governed by the provisions of the Company’s Constitution.

Principles of Consolidation and Reporting

The Company presents its financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned Subsidiary. All significant intercompany transactions and balances have been eliminated upon consolidation.

Liquidity Matters

Based upon its current projection of expenses and other operating costs, management believes that its current cash position and available financing provide sufficient resources and operating flexibility through at least the next twelve months. However, there can be no assurance that the Company will successfully implement its plans. In the event that existing cash resources are not sufficient, additional sources of financing will be required in order to maintain the Company’s current operations. Whereas management believes it will have access to other financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, on a timely basis or at all.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amount of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. The estimates that are particularly significant to the financial statements include estimates of the Company’s future cash flows in relation to depreciation, depletion and amortization, operating expenses, fair values of assets and liabilities. As fair value is a market-based measurement, it is determined based on the assumptions that market participants would use. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. Actual results could differ from these estimates. Any changes in estimates resulting from continuous changes in the economic environment will be reflected in the financial statements in future periods.

Foreign Currency Translation and Comprehensive Income (Loss)

The accounts of Mariposa and its wholly owned Subsidiary are maintained, and its financial statements were expressed, in Australian Dollars (“AUD”). Such financial statements were translated into United States Dollars (“USD”) with the AUD as the functional currency. All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents. Outstanding checks in excess of funds on deposit are included in “accounts payable and accrued expenses” on the consolidated balance sheets and are classified as financing activities on the consolidated statements of cash flows.

Intangible Assets

Mariposa evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset group may not be recoverable. The Company assesses the fair value of the assets based on the amount of the undiscounted future cash flow that the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flow expected to result from the use of the asset, plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When Mariposa identifies an impairment, the Company reduces the carrying value of the group of assets to comparable market values, when available and appropriate, or to its estimated fair value based on a discounted cash flow approach.

Intangible assets, such as purchased technology, are generally recorded in connection with a business acquisition. The value assigned to intangible assets is usually based on estimates and judgments regarding expectations for the success and life cycle of products and technology acquired. Mariposa evaluates the useful lives of its intangible assets each reporting period to determine whether events and circumstances require revising the remaining period of amortization. In addition, the Company reviews intangible assets for impairment when events or changes in circumstances indicate their carrying value may not be recoverable. Management considers such indicators as significant differences in actual product acceptance from the estimates, changes in the competitive and economic environment, technological advances, and changes in cost structure. In the fourth quarter of fiscal 2014, Mariposa performed an impairment analysis on the carrying value of its intangible assets and determined that there was no impairment.

Goodwill and indefinite-lived assets are not amortized, but are reviewed for impairment annually during the fourth quarter of each fiscal year and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Purchased technology and other intangible assets, such as patents, are presented at cost, net of accumulated amortization, and are amortized over their estimated useful lives of 1 to 15 years using the straight-line method.

Patents and trademarks are recognised at cost of acquisition only when it is probable that the products they relate to will generate future economic benefits, and the cost of the patent can be reassured reliably. Patents and trademarks that are recognized at cost, have a finite life and are carried at cost less any accumulated amortisation and any impairment losses. Patents and trademarks are amortised over their useful life.

Research and development

Research expenditure is recognised as an expense as incurred. Costs incurred on development projects (relating to the design and testing of new or improved products) are recognised as intangible assets when it is probable that the project will, after considering its commercial and technical feasibility, be completed and generate future economic benefits and its costs can be measured reliably.

Fair Value of Financial Instruments

For certain types of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

The following table presents assets that are measured at fair value on a recurring basis at March 31, 2015 and June 30, 2014:

March 31, 2015	Total	Level 1	Level 2	Level 3

Liabilities
Convertible note payable	$653,565	$-	$653,565	$-
Total	$653,565	$-	$653,565	$-

June 30, 2014	Total	Level 1	Level 2	Level 3

Liabilities
Convertible note payable	$706,425	$-	$706,425	$-
Total	$706,425	$-	$706,425	$-

The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. The Company evaluated the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. There were no transfers between Level 1, Level 2, or Level 3 for the periods ended March 31, 2015 and June 30, 2014.

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax liability or asset is established for the expected future tax consequences resulting from the differences in financial reporting and tax bases of assets and liabilities. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by the authoritative guidance on income taxes. Amounts for uncertain tax positions are adjusted in periods when new information becomes available or when positions are effectively settled. The Company recognizes accrued interest and penalties related to uncertain tax positions as a component of income tax expense.

Earnings Per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

The following table sets for the computation of basic and diluted earnings per share for the nine months ended March 31, 2015 and 2014:

	March 31, 2015	March 31, 2014
Net Loss	$(884,162)	$(376,189)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	55,133,708	29,622,693
Diluted	55,133,708	29,622,693

Net loss per share
Basic and Diluted:
Basic	$(0.016)	$(0.013)
Diluted	$(0.016)	$(0.013)

The effect of the shares related to the convertible note payable (Note 5) has not been taken into consideration as it would be considered anti-dilutive. The Company has no options or warrants on issue.

Statement of Cash Flows

In accordance ASC Topic 230, “Statement of Cash Flows”, cash flows from the Company’s operations are based upon local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Under the terms of the Convertible Note, the Lender will become entitled to payment of interest at the Default Rate of 3% upon the service by it on the Company of a Default Notice. To date no default notice has been received by the Company. The company has contingent liability of $82,783. No provision has been made in the financial statements in respect of this contingency.

Segment Reporting

Management treats the operation of the Company as one segment being pharmaceutical research and development activities in Australia and Japan.

Going Concern

The financial statements have been prepared assuming that Mariposa Health Limited will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. For the nine months ended March 31, 2015 the Company had a net loss of $884,162 and net cash used by operating activities of $294,593, compared to a net loss of $376,189 and net cash used by operating activities of $142,710 for the nine months ended March 31, 2014.

The Company continues to enact measures to address liquidity, working capital and operating concerns including issuance of capital stock for cash, and repayment of loans, fees and expenses as well as executing new debt financing arrangements, as further described in Note 5 to the consolidated financial statements.

In view of the Company’s net asset deficit position and its projected financial expenditures, it will require continued forbearance of its creditors and raising of further capital to support its ongoing working capital requirements during the ensuing 12 month period or until such time that the Company completes its proposed listing in the US with another company currently listed on the OTC market, with a view to listing on the second board of the New York stock exchange or NASDAQ in 2015.

The ability of the Company to continue as a going concern is therefore dependent on the continued forbearance of its creditors and the ability of the Directors to raise additional capital. The Directors of Mariposa Health Limited are confident that creditors will continue to provide extended credit to the Company and that they will be able to successfully complete further capital raising initiatives, and that the Company will therefore continue as a going concern.  Accordingly, the financial report has been prepared on the going concern basis. However, in the event that the Company is not able to obtain the continued forbearance of its creditors and the Company is unsuccessful in its capital raising initiatives, there is significant uncertainty as to whether the Company will continue as a going concern, and therefore whether it will realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in the Financial Statements.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of or classification of liabilities that might be necessary as a result of this uncertainty.

New Accounting Pronouncements

The Company has  reviewed  all  recently  issued,  but not  yet  effective,  accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material  impact on its  financial  condition  or the results of its operations.

Note 2 – BUSINESS ACQUISITION

On 24 February 2014, Mariposa Health Limited acquired a subsidiary of Bioxyne Limited, (an ASX listed company – code BXN) Hunter Immunology Pty Limited, whose assets include the COPD related HI-164OV intellectual property. The Company paid cash of AUD $175,000 (USD$156,985) and agreed to assume a debt of AUD $76,553 (USD$68,669) of the acquiree as well as issuing 1,969,697 shares in Mariposa Health Limited. Other terms include deferred consideration of AUD$1 million on commercialisation of HI-164OV, subject to agreed milestones in the next 5 years. Additional terms include an ongoing royalty of 2% to 6.5% subject to the successful commercialisation of HI-164OV and the structure of such commercialisation.

The following table summarizes the consideration paid for Hunter and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date.

Consideration
Cash	$156,985
Equity Instruments (1,969,697 common shares in Mariposa)	291,525
Fair value of total consideration assets acquired	$448,510
Recognized amounts of identifiable assets acquired and liabilities assumed
Identifiable intangible asset	$517,179
Trade payables and accrued expenses assumed	(68,669)
Total identifiable assets	$448,510

The total consideration was broken into and apportioned across:

•	Cash (short term)

•	Shares (short to medium term)

•	Milestone (medium to long term)

•	Royalty (long term)

Part of the acquisition agreement calls for contingent consideration arrangement that includes a deferred consideration of AUD$1,000,000 upon the Company’s successful commercialization of HI-1640V, subject to milestones through February 2019. In addition there is an ongoing royalty of 2% to 6.5% subject to the successful commercialization of HI-1640V and the structure of the commercialization.

At the acquisition date, contingent consideration was valued at $0. This fair valuation was predicated upon both the Buyer’s and Seller’s determination that the range of potential outcomes for the HI-164OV intellectual property and for the contingent consideration related thereto was not possible to estimate with any reasonable degree of confidence. Hence, any / all triggering events giving rise to future milestone and royalty contingent consideration payments were deemed to be extremely speculative, highly unlikely and only remotely possible, given the asset’s very early stage of development.

Consideration that is presented in the books of the Mariposa for the acquisition of HI-164OV was the cash, debt accepted and shares.

Note 3 – INTANGIBLE ASSETS

Mariposa’s methodology for allocating the purchase price relating to purchase acquisitions is determined through established and generally accepted valuation techniques.

The process of evaluating the potential impairment of goodwill and intangible assets requires significant judgment, especially in emerging markets. Mariposa regularly monitors current business conditions and other factors including, but not limited to, adverse industry or economic trends, restructuring actions and lower projections of profitability that may impact future operating results.

A summary of Mariposa’s purchased technology and intangible assets is set forth below:

	March 31, 2015	June 30, 2014
	$	$

	$778,308	$1,006,951

Movements in Carrying Amounts
Carrying amount at beginning of year	1,250,262	733,083
Foreign exchange rate adjustment	(173,482)	6,479
Additions	-	517,179
Less: Accumulated Amortisation	(298,472)	(249,790)
Carrying amount at end of year	$778,308	$1,006,951

The amortisation of intangibles assets is over 15 years as detailed in Note 1- Intangible assets acquired separately.

Mariposa amortizes purchased intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, ranging from 1 to 15 years. For the fiscal year June 30, 2014 and for the nine month period to March 31, 2015, amortization expense was charged of $69,793 and $48,682 respectively.

June 30, 2015	$69,793
June 30, 2016	69,793
June 30, 2017	69,793
June 30, 2018	69,793
June 30, 2019	69,793
June 30, 2020	69,793
June 30, 2021	69,793
June 30, 2022	69,793
June 30, 2023	69,793
June 30, 2024	69,793
June 30, 2025	69,793
June 30, 2026	10,585
$778,308

As of March 31, 2015, future estimated amortization expense is expected to be amortized at $69,793 for the next eleven years and $31,270 in year 12 as follows.

Note 4 – TRADE AND OTHER PAYABLES

As of March 31, 2015 and June 30, 2014, trade and other payables are comprised of the following:

	March 31, 2015	June 30, 2014
Trade payables	$93,365	$94,294
Accrued Wages and directors fees	53,823	1,378,371
Accrued Interest	153,655	308,206
Other accrued expenses	246,207	50,362
	$547,050	$1,831,233

Note 5 – CONVERTIBLE NOTES PAYABLE

Convertible Note 1 - PT Soho Industri Pharmasi

The Company on September 29, 2010 issued a convertible note in the amount of AUD $750,000 (USD $576,675) with interest at 6% per annum and a maturity date of September 28, 2013. The convertible note may be converted into 14.9% of common shares on a change of control (merger or takeover) of the Company. Under the terms of the Convertible Note, prior to maturity, a change of control or a qualifying event, the conversion is at the request of the note holder. The conversion to common shares is automatically triggered if a qualifying event occurs. The total accrued interest on the Convertible Note as of March 31, 2015 was AUD$197,337 (USD$151,732) and June 30, 2014, AUD$191,712 (USD$154,541.62). These amounts are included in trade and other payables.

As of March 31, 2015 the convertible note is outstanding and had not been converted. As the date of this report, sixty percent (60%) of the convertible note and interest outstanding was converted to 6,371,722 shares in the company. In May 2015, the outstanding principal and interest was converted to a Loan Deed. Under the terms of the Loan Deed, the debt and outstanding interest will convert to shares on listing on a recognised exchange.

The conversion feature of the convertible note is not viewed separately from the debt. Therefore, no value is assigned to the conversion feature.

Convertible Note 2 - Lyncote Holdings Pty Ltd

The Convertible Note for AUD $100,000 (USD $76,890) was issued 28 January 2015 at an interest rate of 15% maturing on 30 June 2018.

Note 6 – RELATED PARTY NOTES PAYABLE

Directors Loans

Since June 30, 2014, the Company had various loans payable to directors of the Company. All loans bear interest at the rate of 12.5% per annum and are due upon demand. Related interest is accrued and reported in accrued expenses.

	March 31, 2015	June 30, 2014
Related Party notes payable	$-	$553,154

Directors lent the Company a total (including interest), USD $671,205 to fund the Company’s operations being an additional USD $118,051 on the balance as at June 30, 2014. On October 30, 2014 the shareholders of the Company approved the issuance of 7,290,096 shares of common stock at AUD $0.10 per share related to the conversion of total Directors Loans to shares, being the repayment of all Director loans and interest accrued to the period October 30, 2014, totaling AUD $729,009 (USD $671,205).

The total accrued interest on the Directors Loans to 30 October, 2014 was USD$154,778 and June 30, 2014, USD$148,824. These amounts are included in trade and other payables in the accompanying Consolidated Balance Sheet as at June 30, 2014.

Directors Fees and Salaries

At March 31, 2015, directors’ fees and salaries owing was AUD$70,000 (USD$53,823). As at June 30, 2014 directors’ fees and salaries owing was $740,340.

	March 31, 2015	June 30, 2014
Directors fee and salaries	$53,823	$740,340

In July 2014, the directors chose to convert accrued directors fees and salaries of AUD $804,100 (USD$740,340) to shares of common stock. Company approved the issuance of 8,041,000 shares of common stock at AUD $0.10 per share related to the conversion of total Directors fees and salaries to shares.

In December 2014, the directors chose to convert accrued directors fees and salaries of AUD $159,000 (USD$129,680) to shares of common stock. Company approved the issuance of 1,060,000 shares of common stock at AUD $0.15 per share related to the conversion of total Directors fees and salaries to shares. These amounts are included in trade and other payables in the accompanying Consolidated Balance Sheet as at June 30, 2014.

Note 7 – COMMON STOCK

The Company has 55,133,708 shares of common stock, no par value, issued as of March 31, 2015 at $3,865,539. The company had no treasury stock as of March 31, 2015. Each share of common stock is entitled to one (1) vote.

During the nine months ended March 31, 2015, the Company issued the following shares: 23,322,682 shares of stock for the conversion of various director loans and accrued expenses to equity, AUD $2,403,067 (USD$2,262,602); 2,188,333 shares of stock at AUD $0.15 per share for net cash proceeds AUD $338,250 (USD $234,236).

Terms of Issue:

(i)	Fully paid ordinary shares

Ordinary shares participate in dividends and are entitled to one vote per share at shareholders meetings. In the event of winding up the company, ordinary shareholders rank after creditors and are entitled to any proceeds of liquidation in proportion to the number of shares held.

(ii)	Options

There are no options on issue as at March 31, 2015 in the capital of the company.

Effective 1 July 1998, in Australia, the Company Law Review abolished the concept of par value shares and concept of authorised capital. Accordingly, the company does not have authorised capital or par value in respect of the issued shares.

Note 8 – INCOME TAX

The following is the income tax expense reflected in the Statement of Operations for the periods ended March 31, 2015 and 2014:

INCOME TAX EXPENSE
	March 31, 2015	March 31, 2014
Income tax expense - current	$-	$-
Income tax expense - deferred	-	-
Total	$-	$-

The following are the components of income before income tax reflected in the Statement of Operations for the nine months ended March 31, 2015 and 2014:

COMPONENT OF INCOME BEFORE INCOME TAX
	March 31, 2015	March 31, 2014
Loss from operations	$(884,162)	$(376,189)
Income tax	-	-
Effective tax rate	- %	- %

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the Statement of Operations for the nine months ended March 31, 2105 and 2014:

INCOME TAX RECONCILIATION
	March 31, 2015	March 31, 2014
US statutory rates	34%	34%
Tax rate difference	-4%	-4%
Loss from operations	-30%	-30%
Tax expenses at actual rate	0%	0%

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, the Company began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that the Company are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company consider three years of cumulative operating income (loss).

The Company has NOL’s of approximately AUD$18,993,500 and AUD$2,639,268 to offset future taxable income. The NOLs can be carried forward without expiration in Australia. Management believes that all NOLs will be not be utilized in the near future and therefore deferred tax assets as of March 31, 2015 and 2014 were fully reserved.

Note 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 2015 the date on which the financial statements were available to be issued.

o	Continued negotiations with a Chinese Pharma company regarding the licensing of HI-164OV in China, Taiwan and Hong Kong.
o	Continued efforts toward a listing in the US with a company currently listed on the OTC market, with a view to listing on the second board of the New York stock exchange or NASDAQ in 2015.